Execution Copy

PURCHASE AGREEMENT

By and Among

LORAL SPACE & COMMUNICATIONS INC.,

SPACE SYSTEMS/LORAL, INC.,

MACDONALD, DETTWILER AND ASSOCIATES LTD.,

and

MDA COMMUNICATIONS HOLDINGS, INC.

Dated as of June 26, 2012

INDEX OF EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Land Lease
Exhibit C	Form of Land Note (including Bank Guarantee)
Exhibit D	Form of License Agreement

INDEX OF SCHEDULES

Schedule 1.1(k)	Knowledge Parties
Schedule 1.1(m)	List of Title Reports for the Owned Property and the Leased Property
Schedule 1.1(c)	Satellite Construction Contract
Schedule 1.1(r)	Description of the Transferred Real Property
Schedule 2.4	Scheduled Anomaly
Schedule 3.4	Conflicts or Violation by Seller
Schedule 3.5	Governmental Consents and Approval Required of Seller
Schedule 4.1	Jurisdictions where Business is Conducted
Schedule 4.3	Subsidiaries
Schedule 4.4	Conflicts or Violations by the Company
Schedule 4.5	Governmental Consents and Approvals Required by Seller
Schedule 4.7(a)	Audited Financial Statements of the Company
Schedule 4.7(b)	Unaudited Financial Statements of the Company
Schedule 4.8	Undisclosed Liabilities
Schedule 4.9	Actions or Proceedings Against the Company or its Subsidiaries
Schedule 4.10(a)	Exceptions to Compliance with Legal Requirements by the Company and its Subsidiaries
Schedule 4.10(b)	Material Permits
Schedule 4.11	Material Contracts
Schedule 4.12(a)	Government Contracts?
Schedule 4.12(b)	Government Bids
Schedule 4.13	Government Furnished Property, Equipment or Material
Schedule 4.14	Security Clearances
Schedule 4.15	Export Controls
Schedule 4.16	International Trade Laws and Regulations
Schedule 4.18	Organizational Conflicts of Interest
Schedule 4.20	Regulatory Filings
Schedule 4.21(a)	Real Property
Schedule 4.21(b)	Certain Impediments to Title to Owned Property
Schedule 4.21(c)	Leases
Schedule 4.22	Certain Impediments to Title to Material Assets
Schedule 4.23(a)	Intellectual Property
Schedule 4.23(c)	Contracts Granting Right to Use Intellectual Property
Schedule 4.23(d)	IP Infringement
Schedule 4.23(g)	Open Source Software
Schedule 4.24(a)	Employee Benefit Plans
Schedule 4.24(d)	Non-employees Covered by Benefit Plans
Schedule 4.24(f)	Contingent Liabilities – Multi-employer Plans
Schedule 4.24(h)	Severance Benefit Entitlements
Schedule 4.25	Labor Relations and Employment
Schedule 4.26	Taxes
Schedule 4.27	Environmental Matters
Schedule 4.28	Insurance
Schedule 4.29	Interim Operations
Schedule 4.32(a)	Anomolies or Defects

Schedule 4.32(b)	Unexpired Warranties or Guarantees of the Company
Schedule 4.32(c)	Defects in Design
Schedule 5.3	Conflicts or Violations by Purchaser Parties
Schedule 5.4	Governmental Consents and Approvals Required by the Purchaser Parties
Schedule 5.5	Actions or Proceedings Against Purchaser Parties
Schedule 5.6	Exceptions to Compliance with Legal Requirements by the Purchaser Parties
Schedule 5.7(a)	Audited Financial Statements of the Company
Schedule 5.7(b)	Unaudited Financial Statements of the Company
Schedule 6.1	Conduct of the Business prior to Closing
Schedule 6.2(a)	Pre-Closing Access and Investigations
Schedule 6.3	Excluded Actions
Schedule 6.5(a)	Intercompany Matters
Schedule 6.10	Letters of Credit
Schedule 7.6(a)	List of Joint Advisers
Schedule 7.6(b)	List of Joint Legal Advisers
Schedule 8.4	Third Party Consents
Schedule 10.2	Definition of Covered Litigation
Schedule 10.8	Certain Settlement Actions
Schedule 12.2(a)	Benefit Plans Post-Closing Obligation

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of June 26, 2012, is entered into by and among SPACE SYSTEMS/LORAL, INC., a Delaware corporation (the “Company”), LORAL SPACE & COMMUNICATIONS INC., a Delaware corporation (the “Seller”), MACDONALD, DETTWILER AND ASSOCIATES LTD., a Canadian corporation (“MDA”), and MDA COMMUNICATIONS HOLDINGS, INC., a Delaware corporation and a wholly-owned subsidiary of MDA (“Purchaser” and together with MDA “Purchaser Parties”).

RECITALS:

WHEREAS, the Company owns the Transferred Land (as defined below) and Seller owns all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the “Company Shares”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser and its Affiliates desire to acquire the Company and Seller desires to sell the Company; and

WHEREAS, the parties to this Agreement have agreed that, upon the terms and subject to the conditions set forth in this Agreement, (1) the Company shall transfer, assign and convey the Transferred Land to Land LLC (as defined below), (2) SS/L shall distribute the outstanding equity interests in Land LLC to Seller, (3) Seller shall sell all the outstanding equity interests in Land LLC to MDA in exchange for the Land Note (as defined below) backed by a letter of guarantee issued by a bank, and (4) Seller shall sell all of the outstanding equity interests in the Company to Purchaser in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.       Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Accounting Referee” shall have the meaning set forth in Section 2.5(b) .

“AECA” means the Arms Export Control Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, “affiliate” as defined in Rule 405 promulgated under the Securities Act.

“Aggregate Purchase Price” means the Purchase Price plus the purchase price for the Transferred Land as set forth in Section 2.2(a)(ii).

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement and shall include all Schedules and Exhibits hereto.

“Allocation Statement” shall have the meaning set forth in Section 2.5(b).

“Antitrust Division” shall have the meaning set forth in Section 6.3(a).

“Asserted Liability” shall have the meaning set forth in Section 10.7(a).

“Assumed Benefit Plan” shall have the meaning set forth in Section 12.2(a).

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Bankruptcy Emergence Date” means November 21, 2005.

“Benefit Plans” means (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, and (b) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, and agreements, whether written or oral, in each case established, maintained by or contributed to by Seller or any of its ERISA Affiliates or to which Seller or its ERISA Affiliates has or could have any obligation or Liability. For the avoidance of doubt, references to Benefit Plans include Company Benefit Plans and Assumed Benefit Plans.

“Business” means the satellites, space systems and space system components designing and manufacturing business of the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the State of New York are authorized or required by law to be closed or a day on which the New York Stock Exchange or the NASDAQ Stock Market is closed for trading.

“Canadian GAAP” has the meaning set forth in Section 5.7(c).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means any of the following: (a) the 30-day review period under Exon-Florio Amendment shall have expired and Seller and Purchaser shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the Exon-Florio Amendment or there are no unresolved national security concerns, and all action under the Exon-Florio Amendment is concluded with respect to the transactions contemplated hereby, or (b) an investigation shall have been commenced after such 30-day review period and CFIUS shall have determined to conclude all action under the Exon-Florio Amendment without sending a report to the President of the United States, and Seller and Purchaser shall have received notice from CFIUS that either the transactions contemplated hereby do not constitute a “covered transaction” under the Exon-Florio Amendment or there are no unresolved national security concerns, and all action under the Exon-Florio Amendment is concluded with respect to the transactions contemplated hereby, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Claim Amount” shall have the meaning set forth in Section 10.9(d).

“Claims Notice” shall have the meaning set forth in Section 10.6.

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning set forth in Section 5.9.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Benefit Plans” means all Benefit Plans that are (a) established, maintained or contributed by the Company or any of its Subsidiaries, (b) covering or benefiting any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, or (c) with respect to which the Company or any of its Subsidiaries has or could have any obligation or Liability.

“Company Intellectual Property” means all Intellectual Property owned by the Company or its Subsidiaries or used by the Company or its Subsidiaries in the Business as presently conducted.

“Company Letters of Credit” shall have the meaning set forth in Section 6.10.

“Company Membership Interests” shall have the meaning set forth in Section 2.1(a).

“Company Shares” shall have the meaning set forth in the Recitals.

“Company Software” means all Software Programs owned by the Company or its Subsidiaries.

“Company Transaction Costs” means all fees, costs and expenses of attorneys, accountants, consultants or financial advisors paid or payable by and of the Company or its Subsidiaries, including any amounts paid or payable to the Seller in respect of its employees, attorneys, consultants, accountants, or financial advisors, in connection with this Agreement, the Contemplated Transactions or in connection with the process for the sale of the Company resulting in the execution and delivery of this Agreement, except to the extent paid prior to March 31, 2012 or accrued on the Interim Balance Sheet.

“Company’s Maximum Liability” shall have the meaning set forth in Section 10.8(e)(ii).

“Confidentiality Agreement” means that certain confidentiality agreement dated June 11, 2010, as amended on May 2, 2012, by and between Seller, Company and Purchaser.

“Consolidated Tax Group” shall have the meaning set forth in Section 4.26(i).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Continuing Seller Guaranty” shall have the meaning set forth in Section 7.2(a).

“Consolidated Tax Group Taxes” means any Taxes of a Consolidated Tax Group.

“Contract” means any contract, commitment, lease, license, mortgage, bond, note or other instrument evidencing indebtedness, or other legally binding agreement, and all amendments thereof (whether written or oral and whether express or implied), but excluding any Permits.

“Conversion” shall have the meaning set forth in Section 2.1(a).

“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression, and together with any similar right or rights arising in any other country as a result of statute or treaty, and any right to registration with respect thereto from any Governmental Authority and any rights arising under any such application.

“Covered Litigation” shall have the meaning set forth in Section 10.2(b).

“Covered Litigation Costs” shall have the meaning set forth in Section 10.8(i).

“Covered Litigation Damages” shall have the meaning set forth in Section 10.8(i).

“D&O Indemnified Parties” shall have the meaning set forth in Section 7.5(a).

“DDTC” means the Directorate of Defense Trade Controls of the U.S. Department of State.

“De Minimis Amount” shall have the meaning set forth in Section 10.4(a).

“Deductible” shall have the meaning set forth in Section 10.4(a).

“Designated Court” shall have the meaning set forth in Section 13.4.

“DGCL” means the General Corporation Law of the State of Delaware.

“DSS” means the Defense Security Service of the U.S. Department of Defense.

“E-Sign” shall have the meaning set forth in Section 13.6.

“EAA” means the Export Administration Act of 1979, as amended, and the rules and regulations promulgated thereunder.

“Employee” means (a) each person who immediately prior to the Closing is an employee of the Company or any of its Subsidiaries and (b) each person who was an employee of the Company or any of its Subsidiaries and immediately prior to the Closing is on approved leave or has a right to reemployment.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location owned or operated by the Company or any of its Subsidiaries at any time prior to the Closing, or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment, in each case relating to the presence of, the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Legal Requirements relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with Seller is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Arrangements” shall have the meaning set forth in Section 10.9(d)(i).

“Excess Cash Dividend” shall have the meaning set forth in Section 6.1(b)(ii).

“Excess Cash Dividend Amount” means (a) $111,851,000.00, minus (b) the Historical Intercompany Amount, plus (c) an amount equal to $192,500 per day from March 31, 2012 to and including the earlier of the Closing Date and December 31, 2012; plus (d) if the Closing Date is after December 31, 2012, an amount equal to $229,500 per day from December 31, 2012 to and including the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Actions” means the actions set forth on Schedule 6.3.

“Exon-Florio Amendment” means the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended by the Foreign Investment and National Security Act of 2007, as well as the rules and regulations promulgated thereunder, 31 C.F.R. Part 800.

“Fee Letter” shall have the meaning set forth in Section 5.9.

“Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Financing” shall have the meaning set forth in Section 5.9.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“FOCI” means foreign ownership, control or influence.

“FTC” shall have the meaning set forth in Section 6.3(a).

“GAAP” means United States generally accepted accounting principles, as consistently applied by the Company, with the accounting principles used in the preparation of the Financial Statements.

“Government Bid” shall mean any quotation, bid or proposal made by the Company or any of its Subsidiaries that if accepted or awarded to the Company would constitute a Contract with any Governmental Agency, or any Person engaged in a Government Contract with a Governmental Agency, for the design, manufacture or sale of products or the sale of services by the Company or any of its Subsidiaries.

“Government Contract” shall mean any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change orders, between the Company or any of its Subsidiaries and (i) any Governmental Agency (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of any Governmental Agency, or (iii) any subcontractor to the Company or any of its Subsidiaries with respect to any Contract of a type described in clauses (i) or (ii) above, but does not mean any commercial enterprise wholly or partially owned or controlled by any Governmental Agency outside the United States. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Agency” means any foreign, multi-national, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including CFIUS and any member of CFIUS.

“GRA” shall have the meaning set forth in Section 4.26(l).

“Guaranteed Contract” shall have the meaning set forth in Section 7.2(b).

“Hazardous Materials” means all substances or wastes listed, defined, designated or classified as Hazardous Substances, Hazardous Materials, Toxic Substances, Hazardous Waste, Oils, Pollutants, Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Historical Intercompany Amount” means the aggregate outstanding amounts owed by the Company and its Subsidiaries to Seller and its controlled Affiliates (other than Telesat) as of the Interim Balance Sheet Date.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Taxes” (or “Income Tax” as the context may require) means U.S. federal, state, local, and non-U.S. income, franchise or similar Taxes.

“Indemnification Election” shall have the meaning set forth in Section 10.2(d).

“Indemnified Party” shall have the meaning set forth in Section 10.6.

“Indemnifying Party” shall have the meaning set forth in Section 10.6.

“Information” shall have the meaning given such term in the Confidentiality Agreement.

“Insurance Policies” shall have the meaning set forth in Section 4.28.

“Intellectual Property” means all United States and foreign (i) inventions (whether patentable or unpatentable, whether or not reduced to practice, and/or whether developed alone or jointly with others), all improvements thereto, Patents, Patent applications, Patent and invention disclosures, and all other rights of inventorship, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (ii) Internet domain names, URLs, IP addresses, Marks, trade dress, trade names, logos, designs and slogans, together with all of the goodwill symbolized thereby and associated therewith, and registrations and applications for registration thereof and renewals thereof; (iii) Copyrights (registered or unregistered), copyrightable works, rights of authorship, mask works and registrations and applications for registration thereof and renewals thereof; (iv) integrated circuit designs, mask works, semiconductors and chip rights (v) Software Programs; (vi) trade secrets and other confidential information (including without limitation ideas, technologies, know-how, manufacturing and production processes and techniques, research and development information, technical data and similar proprietary information and (vii) copies and tangible embodiments thereof (in whatever form or medium), and all modifications, enhancements and derivative works of any of the foregoing.

“Intercompany Amount” means the aggregate outstanding amounts owed by the Company and its Subsidiaries to Seller for the period beginning on the day after the Interim Balance Sheet Date through the Closing Date.

“Interim Balance Sheet” shall have the meaning set forth in Section 4.7(b).

“Interim Balance Sheet Date” means March 31, 2012.

“International Trade Laws and Regulations” shall mean all Legal Requirements concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the FCPA, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“IP Distribution” shall have the meaning set forth in Section 6.5(c).

“IRS” means the United States Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations, 22 CFR Parts 120-130.

“Joint Advisers” shall have the meaning set forth in Section 7.6(a).

“Joint Legal Advisers” shall have the meaning set forth in Section 7.6(b).

“Joint Representation” shall have the meaning set forth in Section 7.6(a)

“knowledge” shall be interpreted for the purposes of this Agreement as follows: (a) a matter will be deemed to be within the “knowledge of the Company” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known, after reasonable inquiry, to any of the individuals listed in Schedule 1.1(k) hereto; (b) a matter will be deemed to be within the “knowledge of Seller” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known, after reasonably inquiry, to any of the individuals listed in Schedule 1.1(k) hereto and (c) a matter will be deemed to be within the “knowledge of Purchaser” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known, after reasonable inquiry,to any of the individuals listed in Schedule 1.1(k) hereto.

“Land Distribution” shall have the meaning set forth in Section 2.1(c).

“Land Lease” shall have the meaning set forth in Section 2.1(c).

“Land LLC” means the limited liability company to be established by the Company to receive the Transferred Land pursuant to Section 2.1(c).

“Land Membership Interests” shall have the meaning set forth in Section 2.1(c).

“Land Note” shall have the meaning set forth in Section 2.2(a)(ii).

“Land Note LC” shall have the meaning set forth in Section 2.2(a)(ii).

“Lease” shall have the meaning set forth in Section 4.21(c).

“Leased Property” shall have the meaning set forth in Section 4.21(a).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit, license, approval, principle of common law, regulation, statute, or treaty, including the Exon-Florio Amendment.

“Lender” shall mean Royal Bank of Canada.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, any liability for Taxes.

“Liability Cap” shall have the meaning set forth in Section 10.4(a).

“License Agreement” means a license of the “Loral Name” from Seller to the Company substantially in the form of Exhibit D hereto with such changes thereto as the Seller and Purchaser may reasonably agree upon.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

“Loral Name” shall have the meaning set forth in Section 6.5(c).

“Loral Sharing Percentage” shall have the meaning set forth in Section 10.2.

“Loss” and “Losses” means, collectively, any loss, liability, damages, amount paid in settlement, claim, obligation, cost or expense (including reasonable legal fees and expenses), but excluding any special, punitive, incidental, multiple or consequential damages.

“Management Agreement” means the Management Agreement between Seller and the Company, dated as of August 15, 2008.

“Mark” means any trademark, service mark, brand, logo or similar indicia of ownership, whether or not registered, all goodwill associated therewith, all registrations and applications therefor, and any right under any registration with respect thereto from any Governmental Agency and any rights arising under any such application.

“Material Adverse Effect” means one or more events, changes, effects or circumstances arising after the date of this Agreement that has a material and adverse effect on the Business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether such Material Adverse Effect has occurred or may occur: (a) the effects of changes that are generally applicable to (i) the satellite manufacturing or satellite services or telecommunications industries, or (ii) general political, economic or business conditions, in either case to the extent such change in each case do not materially and adversely affect the business of the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate; (b) any facts or circumstances relating to the Purchaser Parties; (c) any change in Legal Requirements, or in the interpretation thereof, to the extent such change in each case does not adversely affect the business of the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate; (d) the effects of any launch failure or anomalies with respect to satellites, or of any loss or damage to or from on orbit satellites, in either case that were constructed or manufactured by the Company, provided that any such anomaly is not listed on Schedule 4.32(a) and is not a result of a design defect common to more than three satellites constructed or manufactured by the Company; (e) the effects of any force majeure event; and (f) any adverse effect resulting from the execution, delivery or performance of this Agreement, the Contemplated Transactions or the announcement of this Agreement or the Contemplated Transactions.

“Material Contracts” shall have the meaning set forth in Section 4.11(a).

“Material Permits” shall have the meaning set forth in Section 4.10(b).

“MDA” shall have the meaning set forth in the first paragraph of this Agreement.

“MDA Audited Financial Statements” shall have the meaning set forth in Section 5.7(a).

“MDA Financial Statements” shall have the meaning set forth in Section 5.7(b).

“MDA Unaudited Financial Statements” shall have the meaning set forth in Section 5.7(b).

“NDAs” shall have the meaning set forth in Section 4.23(c).

“NISPOM” means the National Industrial Security Program Operating Manual.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency.

“Organizational Conflict of Interest” shall have the meaning given such term in Federal Acquisition Regulation (“FAR”) subpart 9.505, as illustrated by, but not limited to, the examples in FAR subpart 9.508.

“Outside Date” shall have the meaning set forth in Section 11.1(b).

“Owned Company Intellectual Property” means Company Intellectual Property owned by the Company or its Subsidiaries.

“Owned Property” shall have the meaning set forth in Section 4.21(a).

“Patent” means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country or region, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country or region and any rights that may exist to file any such application.

“PBGC” shall have the meaning set forth in Section 4.24(g).

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Lien” means with respect to any asset, (a) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (b) Liens as reflected in title reports for the Owned Property or the Leased Property listed on Schedule 1.1(m) , (c) contractual, statutory or common law landlord’s Liens against its tenant’s personal property, (d) Liens that would be disclosed by an accurate survey, (e) unfiled mechanic’s, materialmen’s and similar Liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (f) Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent or which are being contested in good faith through appropriate proceedings, (g) a Lien which is a zoning, entitlement or other land use or environmental regulation by any Governmental Agency (or which otherwise arises or is created by municipal or zoning ordinances), (h) a Lien which is disclosed on the Interim Balance Sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (i) Liens on construction in process in favor of the customer or its financing sources, (j) Liens securing the performance of the Company under a satellite construction contract or in connection with a surety bond in connection with a satellite construction contract, (k) the Land Lease, or (l) a Lien which was incurred in the ordinary course of business since the Interim Balance Sheet Date.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Plans” shall have the meaning set forth in Section 4.24(a).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.

“Prorated Items” shall have the meaning set forth in Section 6.11.

“Purchase Price” shall have the meaning set forth in Section 2.2(b)(ii).

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitees” shall have the meaning set forth in Section 10.2.

“Purchaser Material Adverse Effect” means either a material adverse effect on a Purchaser Party’s ability to consummate the Contemplated Transactions or to perform its obligations hereunder or to make payments on the Land Note when due.

“Purchaser Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Plan” shall have the meaning set forth in Section 12.1(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representative” shall mean, with respect to any Person, each of its directors, officers, managers, employees, consultants, partners, members, advisors, attorneys, accountants, brokers, consultants, distributors, resellers or other agents acting in their capacity as such.

“Satellite Construction Contract” means the satellite construction contracts listed on Schedule 1.1(c) between the Company and certain third parties.

“SEC” means the United States Securities Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 5.12.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Change of Control” shall have the meaning set forth in Section 10.8(f).

“Seller Guaranty” shall have the meaning set forth in Section 6.8.

“Seller Indemnitees” shall have the meaning set forth in Section 10.3.

“Seller’s Payment Obligation” shall have the meaning set forth in Section 10.8(e)(i).

“Separate Tax Return” means any Tax Return other than a Tax Return of a Consolidated Tax Group.

“Shared Services Agreement” means the Shared Services Agreement between Seller and the Company, dated as of August 15, 2008.

“Signature” shall have the meaning set forth in Section 13.17.

“Signed Transaction Document” shall have the meaning set forth in Section 13.16.

“Software Programs” means the current and supported versions of computer software (including without limitation source code, source code engines, source data files, and object code) to the extent they exist, relevant software development tools (including without limitation assemblers, compilers, converters, utilities, compression tools), libraries, algorithms, routines, subroutines, commented and documented code, programmer’s notes, system architecture, logic flow, technical specifications, modules, computer applications and operating programs, databases and documentation thereof delivered to customers of the Company and its Subsidiaries, incorporated in the satellite or satellite components sold by the Company and its Subsidiaries or used by the Company and its Subsidiaries.

“SS/L Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 20, 2010, by and among the Company, as borrower, the several banks and other financial institutions or entities from time to time party thereto, Credit Suisse Securities (USA) LLC, as documentation agent, ING Bank N.V., as syndication agent, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation or other Person of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, on the date of this Agreement, more than 50% of the outstanding voting securities or equity interests, having the power to vote for the election of the board of directors or other governing board of such Person; provided, however, that JSC Cosmotech shall be deemed to not be a Subsidiary of the Company.

“Substitute Letter of Credit” shall have the meaning set forth in Section 6.10(a).

“Tax Return” shall mean any return, amended return, report, information return or other document (including any schedule attached thereto) filed, or required to be filed, in connection with the assessment, collection or recovery of any Taxes.

“Taxes” (or “Tax” as the context may require) means any taxes, charges, fees, levies, penalties or other assessments imposed by any Taxing Authority, including, income, premium, excise, property, sales, use, value added, goods and services, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions to tax attributable thereto.

“Taxing Authority” means any Governmental Agency with the authority to impose Tax.

“Title IV Plan” shall have the meaning set forth in Section 4.24(g).

“Title Company” shall mean Chicago Title Insurance or other nationally recognized title insurer reasonably satisfactory to the Seller and Purchaser.

“Telesat” means Telesat Holdings Inc. and its subsidiaries.

“Third Party Claimant” shall have the meaning set forth in Section 10.7(a).

"Transaction Documents" means this Agreement, the Land Note, the Land Note LC and the other instruments, documents and agreements executed and delivered in connection with the transactions contemplated by this Agreement and such other agreements.

"Transferred Land" means the parcel(s) of real property described on Schedule 1.1(r) together with all appurtenances and rights, privileges, rights of way, strips of land and easements appurtenant thereto, but excluding any buildings and other improvements and structures located thereon.

“Transition Services Agreement” means the transition services agreement between Seller and the Company, substantially in the form attached hereto as Exhibit A with such changes thereto as Purchaser and Seller may reasonably agree upon.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Writedown Amount” shall have the meaning set forth in Section 2.4.

Section 1.2.        Other Interpretive Provisions.

(a)          When a reference is made in this Agreement to the “Recitals,” or to any “Article,” “Section,” “Annex” or “Schedule,” such reference shall be to the Recitals to, or to such Article or Section of, or Annex or Schedule to, this Agreement unless otherwise indicated.

(b)          The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

(c)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(d)          Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(e)          Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(f)          Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(g)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(h)          All references to “$” or “dollars” mean the lawful currency of the United States of America.

(i)           Except as expressly stated in this Agreement, all references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(j)           Except as expressly stated in this Agreement, all references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

(k)          For the purposes of Sections 4.15 (Export Controls), 4.16 (International Trade Laws and Regulations), and 4.19 (Industrial Security), the Company or its Subsidiaries shall not be deemed to be in “material compliance” with any Legal Requirement to the extent that non-compliance with such Legal Requirement shall have resulted in the imposition by any Governmental Agency of fines or penalties payable by the Company or any of its Subsidiaries or the debarment or suspension of the Company or any of its Subsidiaries from (i) being able to engage in exporting or importing, or (ii) doing business or contracting with any Governmental Agency.

(l)          No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

(m)        Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP.

ARTICLE II.
SALE AND PURCHASE

Section 2.1.        Pre-Closing Actions. On the terms and subject to the conditions set forth in this Agreement, on or prior to the Closing Date:

(a)          Seller and the Company shall convert the Company from a corporation organized under the laws of the State of Delaware to a limited liability company organized under the laws of the State of Delaware pursuant to Section 214 of the Delaware Limited Liability Company Act and Section 266 of the DGCL (the “Conversion”), and as a result of such Conversion all of the Company Shares will be converted into membership interests in the Company (the “Company Membership Interests”);

(b)          Purchaser shall advance funds to the Company in an amount sufficient to allow the Company to repay all outstanding amounts under and fully discharge the SS/L Credit Agreement and to pay all amounts due to be paid by the Company pursuant to this Agreement, and upon receipt of such funds, the Company shall repay all amounts outstanding under the SS/L Credit Agreement plus all accrued but unpaid interest thereon as of the Closing Date and shall cash collateralize or otherwise secure as provided herein all outstanding letters of credit, in accordance with the applicable provisions thereunder;

(c)          Following the Conversion and immediately prior to the Closing, the Company shall transfer, assign and convey the Transferred Land to Land LLC via a quitclaim deed in exchange for membership interests in Land LLC (the “Land Membership Interests”), and the Company shall lease the Transferred Land from Land LLC pursuant to a “triple net” lease agreement (the “Land Lease”) containing arm’s length market terms and which shall be substantially in the form of Exhibit B hereto (the “Land Distribution”);

(d)          Following the steps in Section 2.1(c) the Company shall distribute the Land Memberships Interests to the Seller as a dividend;

(e)          The Company shall pay to Seller the Excess Cash Dividend, as well as the sum of the Historical Intercompany Amount and the Intercompany Amount, by wire transfer of immediately available funds to an account designated by Seller as shall be set forth in a schedule delivered by Seller to Purchaser not less than three (3) Business Days prior to the Closing Date; and

(f)          Seller shall pay to the Company all Company Transaction Costs incurred as of the Closing Date, and if not calculable Seller shall pay them to the Company when finally determined and invoiced.

Section 2.2.        Purchase and Sale of the Transferred Land and the Company. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, following the Conversion, the Land Distribution, and the payment of the amounts set forth in Section 2.1(e):

(a)          Transferred Land.

(i)          MDA shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to MDA the Land Membership Interests.

(ii)         The purchase price for the Land Membership Interests shall be $101 million, payable by delivery of a promissory note of MDA substantially in the form of Exhibit C hereto (the “Land Note), and backed by a letter of guarantee issued by Royal Bank of Canada (the “Land Note LC”), issued to the Seller in the form set forth on Exhibit C hereto.

(b)          Company Membership Interests.

(i)          Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser the Company Membership Interests.

(ii)         The purchase price for the Company Membership Interests shall be $774,000,000 (the “Purchase Price”), subject to Section 2.4.

Section 2.3.        Closing.

(a)          The closing of the purchase and sale of the Company Membership Interests, the Land Memberships Interests and the other transactions contemplated hereby (the “Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. Eastern Time on the third Business Day following the satisfaction or waiver of all of the conditions set forth in this Agreement; provided that the Closing may occur on such other date or at such other time and place as the parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(b)          At the Closing, the Company shall deliver the following to Land LLC:

(i)          a seller’s affidavit duly executed by the Company in the form reasonably requested by the title insurance company selected by Seller in order for such title insurance company to issue owner’s title insurance policies, together with any endorsements to said title insurance policies as Land LLC may reasonably require with respect to the Transferred Land; but excluding indemnity instruments and subject to Permitted Liens;

(ii)         such transfer Tax forms as may be required in order to effectively transfer and convey the Transferred Land to Land LLC; and

(iii)        a certificate executed by the Company in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

(c)          At the Closing, Seller shall deliver the following to Purchaser:

(i)          a duly executed instrument of transfer sufficient to transfer title to the Company Membership Interests to Purchaser;

(ii)         a certificate dated the Closing Date confirming the matters set forth in Section 8.1 and Section 8.2, signed for and on behalf of Seller by a senior executive officer of Seller;

(iii)        evidence that (A) the SS/L Credit Agreement has been terminated and all amounts thereunder have been paid in full (or that the foregoing will occur upon the making of the payments contemplated by Section 2.1(b)), and (B) customary arrangements have been made for the termination of all Liens granted in connection with the SS/L Credit Agreement promptly upon consummation of the Closing; and

(iv)        a certificate dated as of the Closing Date containing true, correct and complete copies of: (A) the charter (as certified by the Secretary of State of the State of Delaware) and by-laws and all amendments thereto (or equivalent documents) of the Seller and the Company, and (B) resolutions of the boards of directors of the Company and Seller (or the functional equivalent thereof) authorizing the execution, delivery and performance of the Transaction Documents to which it is a party.

(d)          At the Closing, Seller shall deliver to MDA a duly executed instrument of transfer sufficient to transfer title to the Land Memberships Interests to MDA.

(e)          At the Closing, Seller shall deliver the following to the Company:

(i)          the Transition Services Agreement duly executed by Seller; and

(ii)         the License Agreement duly executed by Seller.

(f)          At the Closing, the Purchaser shall deliver to Seller:

(i)          the Purchase Price in accordance with Section 2.2(b)(ii), subject to Section 2.4;

(ii)         a certificate dated the Closing Date confirming the matters set forth in Section 9.1 and Section 9.2 signed for and on behalf of Purchaser by a senior executive officer of Purchaser;

(iii)        the Substitute Letters of Credit required pursuant to Section 6.10 unless delivered concurrently to the third parties entitled to same; and

(iv)         a certificate dated as of the Closing Date containing true, correct and complete copies of: (A) the charter (as certified by the Secretary of State of the State of Delaware or the relevant Governmental Agency) and by-laws and all amendments thereto (or equivalent documents) of the Purchaser Parties, and (B) resolutions of the board of directors of the Purchaser Parties (or the functional equivalent thereof) authorizing the execution, delivery and performance of the Transaction Documents to which they are parties.

(g)          At the Closing, MDA shall deliver to Seller:

(i)          the Land Note duly executed by MDA;

(ii)         the Land Note LC, duly executed by the issuing bank thereof;

(iii)        all other documents required to be delivered by MDA to Seller on or prior to the Closing Date pursuant to this Agreement.

(h)          At the Closing, the Company shall deliver to Seller:

(i)          the Transition Services Agreement and the License Agreement, duly executed by the Company; and

(ii)         subject to Purchaser’s compliance with Section 2.1(b), the Excess Cash Dividend, the Historical Intercompany Amount and the Intercompany Amount, each to the extent not previously paid.

Section 2.4.        Reduction of Purchase Price. If the Company shall be required under GAAP to writedown, or to recognize or reflect a writedown, in its orbital receivables on its financial statements for periods ended on or prior to the earlier of (i) one year after the Closing Date and (ii) the date of the Seller Change of Control, as a result of the anomaly listed in Schedule 2.4 and any action taken by the customer with respect thereto under or pursuant to any Contract with the Company, other than as a result of a voluntary action taken by the Company and not required pursuant to the Satellite Construction Contract giving rise to such receivable, the Purchase Price shall be reduced by an amount equal to the writedown taken by the Company on a dollar-for-dollar basis (the “Writedown Amount”), and if the writedown occurs prior to the Closing the amount payable by the Purchaser as the Purchase Price shall be reduced by the Writedown Amount, and if the writedown is required to be taken after Closing, the Seller shall pay to the Purchaser the Writedown Amount within thirty (30) days of receipt of a written request with respect thereto.

Section 2.5.        Tax Provisions.

(a)          The parties agree to treat the purchase and sale of the Company Membership Interests as a purchase of the Company’s assets (determined after giving effect to the Land Distribution and the Excess Cash Dividend and all payments to be made hereunder) and assumption of the Company’s liabilities (determined after giving effect to the payments required under Section 2.1(b) for income tax purposes.

(b)          As soon as practicable after the Closing but in any event within 90 days of the Closing, Purchaser shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price (plus assumed liabilities, to the extent properly taken into account under Section 1060 of the Code) among the assets of the Company (determined after giving effect to the Land Distribution and the Excess Cash Dividend) in accordance with Section 1060 of the Code. Thereafter, Purchaser shall provide Seller from time to time a revised Allocation Statement, so as to report any matter on the Allocation Statement that needs updating. Purchaser shall also provide to Seller a copy of any internal or third-party appraisal and any supporting documentation used to prepare the Allocation Statement and revisions thereto. If within 15 days after the delivery of the Allocation Statement Seller notifies Purchaser in writing that Seller objects to the allocation set forth in the Allocation Statement, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Purchaser and Seller are unable to resolve such dispute within 20 days, Purchaser and Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Purchaser and Seller.

(c)          Purchaser and Seller agree that the Transferred Land shall be treated as having been purchased for the Land Note and that such portion of the transactions contemplated by this Agreement shall be treated as separate sale of property for income tax purposes.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Purchaser Parties as of the date hereof, and subject to the occurrence of the Closing, as of the Closing Date, as follows:

Section 3.1.        Organization, Existence and Good Standing. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2.        Authority. Seller has all requisite power and authority to enter into and execute this Agreement and the other Transaction Documents to which it is a party, and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly and validly executed and delivered by Seller and, subject to due authorization, execution and delivery by the other parties, each of this Agreement and the other Transaction Documents to which Seller is a party upon its execution will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, other laws affecting creditors’ rights generally, or by general principles of equity (whether considered in a proceeding at law or in equity).

Section 3.3.        Ownership of Company Shares and Company Membership Interests.

(a)          As of the date of this Agreement, Seller is the record owner of the Company Shares, and the Company Shares represent 100% of the issued and outstanding securities in the Company.

(b)          As of Closing Date following the Conversion, Seller will be the record owner of the Company Membership Interests, and the Company Membership Interests will represent 100% of the membership interests in the Company. On the Closing Date, Seller shall transfer to Purchaser good title to the Company Membership Interests free and clear of all Liens, other than those imposed by securities laws of general applicability.

Section 3.4.        No Conflict or Violation. Except as disclosed on Schedule 3.4 hereto, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Seller of the Contemplated Transactions in accordance with the terms hereof and thereof will not (a) violate any provision of the certificate of incorporation or bylaws of Seller, (b) violate, conflict with or result in a breach of any of the terms of, or constitute a default under, any material Contract to which Seller is a party, (c) violate any Order binding upon Seller, (d) to the knowledge of Seller, violate any Legal Requirement applicable to Seller, but not the Company, or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit of Seller, except in the case of each of the foregoing clauses (b), (c), (d) and (e), for such violations, conflicts, breaches, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5.        Governmental Consents and Approvals. Except (i) as disclosed on Schedule 3.5 hereto, (ii) as required under the HSR Act, (iii) the filing of a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment and successful completion of the Exon-Florio Amendment review process, (iv) compliance with and filings under the NISPOM, and (v) compliance with and filings under the ITAR, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Seller of the Contemplated Transactions in accordance with the terms hereof and thereof do not require Seller to obtain any consent or approval of, make any filing with, or give any notice to, any Governmental Agency, except for such consents, approvals, filings or notices the failure to obtain, make or give which, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to consummate the Contemplated Transactions or to perform its obligations hereunder.

Section 3.6.          Not a Foreign Corporation. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 3.7.          Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation against the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser Parties as of the date hereof, and subject to the occurrence of the Closing, as of the Closing Date, as follows:

Section 4.1.          Organization, Existence and Good Standing. As of the date of this Agreement, the Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on the Business as the Business is currently conducted. As of the Closing Date, the Company will be a limited liability company duly organized under the laws of the State of Delaware and will have all requisite limited liability company power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on the Business as the Business is currently conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of the Business as now conducted requires it to qualify as set forth on Schedule 4.1 hereto, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2.          Authority. The Company has all requisite power and authority to enter into and execute this Agreement and the other Transaction Documents to which it is a party, and to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and, subject to due authorization, execution and delivery by the other parties, each of this Agreement and the other Transaction Documents to which the Company is a party upon its execution will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, other laws affecting creditors’ rights generally, or by general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.3.          Subsidiaries. Except as set forth on Schedule 4.3, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or other equity ownership interest in any other Person. Each of the Company’s Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.3, all of the capital stock of each of the Subsidiaries of the Company is owned directly or indirectly by the Company.

Section 4.4.          No Conflict or Violation. Except as set forth on Schedule 4.4 hereto, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof and thereof will not (a) violate any provision of the certificate of incorporation or bylaws of the Company, (b) violate, conflict with or result in a breach of any of the terms of, or constitute a default under, any Material Contract to which the Company or any of its Subsidiaries is a party, (c) violate any Order binding upon the Company or any of its Subsidiaries, (d) to the knowledge of Company, violate any Legal Requirement applicable to the Company or any of its Subsidiaries, or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit of the Company or any of its Subsidiaries, except in the case of each of the foregoing clauses (b), (c), (d) and (e), for such violations, conflicts, breaches, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5.          Governmental Consents and Approvals. Except (i) as disclosed on Schedule 4.5 hereto, (ii) as required under the HSR Act, (iii) the filing of a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment and successful completion of the Exon-Florio Amendment review process, (iv) compliance with and filings under the NISPOM, and (v) compliance with and filings under the ITAR, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof and thereof do not require the Company or any of its Subsidiaries to obtain any consent or approval of, make any filing with, or give any notice to, any Governmental Agency, except for such consents, approvals, filings or notices the failure to obtain, make or give which, as the case may be, would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 4.6.          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of the Company consists solely of 100,000 shares of common stock, $0.10 par value per share, of which 4,000 shares are issued and outstanding and 100,000 shares of preferred stock, $0.10 par value per share, none of which has been designated or issued. All of such outstanding shares of common stock are duly authorized and validly issued and fully paid and non-assessable and were in conformity with all applicable Legal Requirements and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party. The Company Shares are held of record by Seller.

(b)          As of the Closing Date following the Conversion, the only outstanding equity interests in the Company will be the Company Membership Interests. The Company Membership Interests will have been issued in conformity with all applicable Legal Requirements and will not have been issued in violation of, and will not be subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, the operating agreement of the Company or any Contract to which the Company is a party. The Company Membership Interests will be held of record by Seller.

(c)          There are no outstanding warrants, rights, subscriptions, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or would, pursuant to the terms thereof, become obligated to issue or sell any equity interests or other securities, and there are no equity securities of the Company reserved for such issuances.

Section 4.7.          Financial Statements.

(a)          Included in Schedule 4.7(a) hereto, are true and correct copies of (i) the audited, consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2011 and (ii) the related audited, consolidated statements of operations and cash flows of the Company and the Subsidiaries for the year ended December 31, 2011, together, in each case, with the notes thereon and the related report of Deloitte & Touche LLP (collectively, the “Audited Financial Statements”).

(b)          Included in Schedule 4.7(b) hereto, are true and correct copies of (i) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date (the “Interim Balance Sheet”), and (ii) the related unaudited, consolidated statements of operations and cash flows of the Company and its Subsidiaries for the period ended on the Interim Balance Sheet Date (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(c)          The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the date and for the period indicated therein, in accordance with GAAP (subject in the case of the Unaudited Financial Statements to (x) the absence of footnote disclosures and other presentation items, and (y) changes resulting from year-end adjustments).

Section 4.8.          Absence of Undisclosed Liabilities. Except as and to the extent set forth in the Financial Statements, as of the Interim Balance Sheet Date, to the knowledge of the Company, the Company and its Subsidiaries had no Liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries. Except for Liabilities reflected in this Agreement or any of the schedules hereto (including Schedule 4.8) hereto), to the knowledge of the Company, from the Interim Balance Sheet Date to the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any Liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except such Liabilities which either (a) were incurred in the ordinary course of business or (b) would, individually or in the aggregate, be material to the Company or the Business.

Section 4.9.          Actions and Proceedings. Except as set forth on Schedule 4.9 hereto, as of the date of this Agreement there are no outstanding material Orders to which the Company, any of its Subsidiaries and any Benefit Plans are subject. Except as disclosed on Schedule 4.9 hereto, as of the date of this Agreement, there are no actions, suits, arbitrations or legal administrative or other proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any Benefit Plans (or, to the knowledge of the Company, fiduciary thereof, as a fiduciary of that Benefit Plan) at law or in equity, by or before any Governmental Agency that would reasonably be expected to result in a Liability to the Company or any of its Subsidiaries in excess of $10,000,000.

Section 4.10.         Compliance with Legal Requirements.

(a)          Except as set forth on Schedule 4.10(a) , the Company and its Subsidiaries are in compliance, in all material respects, with all Legal Requirements applicable to them and the Business, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. From December 31, 2009 through the date of this Agreement, except as set forth on Schedule 4.10(a), the Company has not received any written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any material Legal Requirement.

(b)          Schedule 4.10(b) sets forth a list of each Permit that is necessary for the operations of the Company and its Subsidiaries as currently conducted, the absence of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, including the issuing Governmental Agency, the expiration date, and, if applicable, the permit number (“Material Permits”). All Material Permits included on Schedule 4.10(b), except as noted therein, are in full force and effect and as of the date of this Agreement no proceeding is pending or, to the Company’s knowledge, threatened, to revoke or limit any such Permit. Except as set forth in Schedule 4.10(b):

(i)          the Company is, and at all times since December 31, 2010 has been, in material compliance with all of the terms and requirements of each Material Permit; and

(ii)         from December 31, 2010 through the date of this Agreement, the Company has not received any written notice from any Governmental Agency or regarding (A) any actual, alleged, possible, or potential material violation of or material failure to comply with any term or requirement of any Material Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Material Permit.

Section 4.11.         Contracts.

(a)          Except for the Contracts set forth on Schedule 4.11 (collectively, the “Material Contracts”), the Leases and Permitted Liens, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)          mortgage, indenture, note, or installment obligation, or other instrument for or relating to any amount of indebtedness in excess of $10,000,000 or creating a Lien on any material asset of the Company or its Subsidiaries or on the Transferred Land;

(ii)         Contract pursuant to which it is or may be obligated to make material payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

(iii)        Contract pursuant to which it is or may be obligated to dispose of or acquire assets, other than Satellite Construction Contracts or any Contracts between the Company and any of its suppliers, or between a Subsidiary and any of its suppliers, with a value in excess of $10,000,000 or outside the ordinary course of business;

(iv)        any employment, severance (with respect to current employees), bonus, collective bargaining or similar agreement or any plan respecting same with any employee or group of employees of the Company (other than as set forth on Schedule 4.24(a)) and any third party consulting agreement or marketing agreement providing for future payments following the Closing of more than $500,000;

(v)         Contract with any Governmental Agency for the provision of any products or services;

(vi)        Contracts involving teaming, joint venture, joint development, joint marketing or other agreement providing for the sharing of profits, losses, costs, obligations or liabilities by the Company and another Person;

(vii)       Satellite Construction Contracts;

(viii)      Contract imposing non-competition or exclusive dealing obligations on it;

(ix)         Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)          Contract relating to cleanup, abatement or other actions in connection with environmental liabilities;

(xi)         Contract with the top 20 suppliers or sub-contractors to the Company measured by 2011 aggregate dollar purchases;

(xii)        Contract, other than any Contract between the Company and any of its suppliers, or between a Subsidiary and any of its suppliers, which involves future payment by or to the Company or any of its Subsidiaries in excess of $10,000,000; or

(xiii)       Contract pursuant to which it is or may be obligated to make material payments, contingent or otherwise to, or to guaranty the liabilities of, JSC Cosmotech.

(b)          Each Material Contract is (x) valid, binding and enforceable against the Company or a Subsidiary of the Company, as applicable, and to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditor’s rights, and (y) as of the date of this Agreement, in full force and effect. Except as set forth in Schedule 4.11, the Company or a Subsidiary of the Company, as applicable, has performed all material obligations required to be performed by it to date under each of the Material Contracts. Except as set forth in Schedule 4.11, neither the Company nor any Subsidiary of the Company, as applicable, nor, to the Company’s knowledge, as of the date of this Agreement, any other party thereto is in material breach of or default under any Material Contract.

Section 4.12.         Government Contracts.

(a)          Except as set forth on Schedule 4.12(a), the Company does not have any Government Contracts.

(b)          Schedule 4.12(b) sets forth a true, correct and complete list of each pending Government Bid for which an award has not been issued prior to the date of this Agreement.

(c)          Except as set forth on Schedule 4.12(a), the Company does not have any classified Government Contracts.

Section 4.13.         Government Furnished Property, Equipment or Material. Except as set forth in Schedule 4.13, the Company and its Subsidiaries do not possess any material personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by or on behalf of any Governmental Agency.

Section 4.14.         Security Clearances. Schedule 4.14 sets forth a true, correct and complete list of all facility security clearances held by the Company and its Subsidiaries and the quantity and type of personnel security clearances held by the Company’s and its Subsidiaries’ Representatives. The Company and its Subsidiaries hold and at all relevant times held at least a “satisfactory” rating from DSS with respect to the facility security clearances. The clearances set forth in Schedule 4.14 are all of the facility and personnel security clearances necessary to conduct the Business as currently being conducted.

Section 4.15.         Export Controls. Schedule 4.15 sets forth the registrations and/or licenses of the Company and its Subsidiaries with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR and/or the Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations (“EAR”). Except as set forth in Schedule 4.15, the Company and its Subsidiaries have not exported “defense articles” or furnished “defense services” or “technical data,” as those terms are defined in 22 C.F.R. Part 120, to foreign persons in the United States or abroad except pursuant to valid licenses or approvals or otherwise in material compliance with applicable Legal Requirements. Except as set forth in Schedule 4.15, the Company and its Subsidiaries have not exported any EAR-controlled items or technology except pursuant to valid licenses or approvals or otherwise in material compliance with applicable Legal Requirements.

Section 4.16.         International Trade Laws and Regulations. Except as set forth in Schedule 4.16:

(a)          The Company and its Subsidiaries and their Representatives are currently in material compliance with, and at all times within the last five years prior to the date of this Agreement, have been in material compliance with, all applicable International Trade Laws and Regulations and there are no proceedings pending or, to the knowledge of the Company, threatened by any Governmental Agency under any of the International Trade Laws and Regulations;

(b)          Within the last five years, the Company and its Subsidiaries have prepared and timely applied for all import and export licenses required in material compliance with all International Trade Laws and Regulations for the conduct of the Business;

(c)          The Company and its Subsidiaries are currently in material compliance with, and have at all times within the last five years prior to the date of this Agreement been in material compliance with, all applicable Legal Requirements relating to export control and trade embargoes, and the Company and its Subsidiaries to the knowledge of the Company, have not, directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to non-United States Persons located in the United States) any goods, software, technology or services in violation of International Trade Laws and Regulations; and

(d)          the Company and its Subsidiaries have not engaged in any prohibited transactions, or otherwise dealt with any country, or other Person with whom United States Persons are prohibited from dealing under applicable International Trade Laws and Regulations, including Proscribed Countries, countries subject to economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, any Person designated by the Treasury Department’s Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons (or entities directly owned or controlled by or acting for or on behalf of a Specially Designated National), any Person designated by the U.S. Commerce Department’s Bureau of Industry and Security on the Denied Persons List, Unverified List or Entity List, any Person designated by the State Department’s Directorate of Defense Trade Controls on the List of Statutorily Debarred Parties or, to the knowledge of the Company (within the meaning of 15 C.F.R. § 772.1), any instrumentality, agent, entity or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any of the countries or Persons described above.

Section 4.17.         Ethical Practices: FCPA. Neither (a) the Company, nor any of its Subsidiaries, nor any of their respective Representatives, nor any of their sales agents, marketing representatives, or similar Persons, nor (b) JSC Cosmotech nor to the Company’s knowledge any of JSC Cosmotech’s sales agents, marketing representatives, or similar Persons, has violated or is in violation of any provision of the FCPA, or any applicable law of similar effect in any jurisdiction in which the Company, its Subsidiaries or JSC Cosmotech carry on business. All transactions have been and are accurately and fairly reflected on the books and records of the Company and its Subsidiaries in compliance with the FCPA and other applicable anti-corruption laws, and the Company and its Subsidiaries maintain a system of internal controls that comply with the FCPA and other applicable anti-corruption laws.

Section 4.18.         Organizational Conflicts of Interest. Except as set forth in Schedule 4.12(a), Schedule 4.12(b) or Schedule 4.18, the Company and its Subsidiaries perform no activities under Government Contracts, and have no relationships with any other Person, that would reasonably be expected to result in an Organizational Conflict of Interest as that term is defined in the Federal Acquisition Regulation. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have any knowledge of any activities or relationships with Purchaser that would reasonably be expected to result in an Organizational Conflict of Interest as a result of the transactions contemplated herein.

Section 4.19.         Industrial Security. The Company and its Subsidiaries are in material compliance with, and at all times since January 1, 2009 have been in material compliance with, all national security obligations, including those specified in the NISPOM, and, since January 1, 2009, no facility security clearances of the Company and its Subsidiaries issued or granted by any Governmental Agency have been revoked.

Section 4.20.         Regulatory Filings. Except as listed on Schedule 4.20 hereto, since the Bankruptcy Emergence Date, the Company and the Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions (including, any sales material) required to be filed by such entity, as applicable, with any Governmental Agency. Except as listed on Schedule 4.20 hereto, all such reports, registrations, filings and submissions were in compliance in all material respects with Legal Requirements when filed or as amended or supplemented, and, to the knowledge of the Company, no material deficiencies have been asserted in writing by any such Governmental Agency with respect to such reports, registrations, filings or submissions that have not been remedied.

Section 4.21.         Real Property.

(a)          Schedule 4.21(a) contains a true correct and complete list of all real property owned by the Company or its Subsidiaries (the “Owned Property”) or leased or subleased by the Company or its Subsidiaries (the “Leased Property”) as of the date of this Agreement.

(b)          Except as stated on Schedule 4.21(b) hereto, the Company or one of its Subsidiaries (and on the Closing Date, after giving effect to the Land Distribution with respect to the Transferred Land, the Land LLC) has good, valid and marketable title in all Owned Property free and clear of any Lien except for Permitted Liens and as of the date of this Agreement, Liens securing the SS/L Credit Agreement.

(c)          Schedule 4.21(c) sets forth a list of all leases, subleases, licenses and occupancy agreements, together with all amendments thereto, through which the Company or one of its Subsidiaries, as applicable, has rights in and to the Leased Property as of the date of this Agreement (each a “Lease”).

(d)          Each Lease is in full force and effect, neither the Company nor any Subsidiary of the Company, as applicable, has furnished or received written notice of any material default thereunder by any party thereto, which default remains uncured. The Company has made available to Purchaser true correct and complete copies of each Lease, and all amendments thereto, listed on Schedule 4.21(c), except to the extent otherwise noted therein.

Section 4.22.         Personal Property and Assets.

(a)          As of the Closing Date, except for the Transferred Land, each of the Company and the Subsidiaries has good and valid title to all of the material assets which it owns, or in the case of licensed assets (which is exclusive to the extent it purports to be exclusive) other than Company Intellectual Property, licensed right to use, or in the case of leased or subleased assets, enforceable, valid and subsisting leasehold interests in (which is exclusive to the extent it purports to be exclusive), and which are reflected on the Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by them in the ordinary course of business since the Interim Balance Sheet Date), and such assets and properties (i) are owned free and clear of all Liens except for Permitted Liens and as of the date of this Agreement, Liens securing the SS/L Credit Agreement and (ii) together with the Company Intellectual Property, the rights under the License Agreement and the services provided under the Transition Services Agreement, comprise all of the assets necessary to conduct the Business as presently conducted.

(b)          The personal property owned and leased by Company, in the aggregate, (i) is in good operation and repair, (ii) has been maintained in accordance with commercially reasonable standards, and (iii) is sufficient to conduct the Business at the Owned Property and Leased Property as presently conducted.

(c)          Except as set forth on Schedule 4.22(c), neither the Company nor any Subsidiary owns any property located in Canada.

Section 4.23.         Intellectual Property.

(a)          Schedule 4.23(a) sets forth a true, correct and complete list of the following Company Intellectual Property as of the date of this Agreement: (i) issued Patents, registered Marks, registered Copyrights and domain names registered by the Company or its Subsidiaries and (ii) pending applications for registration of Patents and Marks filed by or on behalf of the Company or its Subsidiaries. The Company or its Subsidiaries own or have valid licenses or sufficient rights to use, in the manner currently used, all Company Intellectual Property free and clear of all Liens other than (i) Liens under applicable Legal Requirements, (ii) Liens under the SS/L Credit Agreement which will be released at Closing and (iii) with respect to Company Intellectual Property used by the Company or its Subsidiaries and owned by any third party, rights, interests, or Liens created or suffered by the owner or licensor thereof or arising under applicable Legal Requirements. No current or former partner, director, officer, shareholder or employee of the Company will, after giving effect to the Contemplated Transactions herein, own or retain any rights in or to any of the Company Intellectual Property. Except for inventor rights that are required to be transferred to the Company, all patent rights and rights to file for patents for Company Intellectual Property are owned by the Company and not by an employee, consultant or contractor.

(b)          To the knowledge of the Company, all application, maintenance, renewal and other fees required to be paid on account of any Patent applications, Mark applications, Copyright applications and issued Patents, Copyright registrations and Mark registrations and domain name registrations listed in Schedule 4.23(a) have been timely paid for maintaining such Patent, Copyright and Mark applications and issued Patents, Copyright and Mark registrations in full force and effect.

(c)          Schedule 4.23(c) sets forth a list, as of the date of this Agreement, of all material agreements currently in effect pursuant to which the Company has granted to any third Person any right to use Company Intellectual Property, excluding confidentiality and nondisclosure agreements entered into in the ordinary course of business (“NDAs”), licenses with customers under any Satellite Construction Contract and licenses granted to any suppliers. The Company has made available to Purchaser correct and complete copies of all of the agreements listed in Schedule 4.23(c). Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto has failed to perform its obligations thereunder in any material respect, and neither the Company nor, to the Company’s knowledge, any other party thereto is in default thereunder. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby shall cause or shall result in a material change to the terms of any such agreement. The Company and its Subsidiaries have not received notice that any party to any such agreement intends to cancel, terminate or refuse to renew (if renewable) such agreement.

(d)          Except as set forth on Schedule 4.23(d) to the Company’s knowledge, the material Owned Company Intellectual Property and the use thereof by the Company and its Subsidiaries as currently used does not infringe upon, misappropriate or violate any Intellectual Property owned or held by any other Person and neither the Company nor any of its Subsidiaries are currently in receipt of any pending written notice alleging the same. To the Company’s knowledge, there is no infringement, misappropriation or violation of any of material Owned Company Intellectual Property by any third Person.

(e)          The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the Owned Company Intellectual Property, except where the Company has elected to abandon or not pursue the protection of any Owned Company Intellectual Property in the exercise of reasonable business judgment.

(f)          To the Company’s knowledge, no portion of any Software Program comprising Company Software contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “lock-out,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other similar unauthorized actions.

(g)          Schedule 4.23(g) sets forth all open source or public library software, including any version of any software licensed pursuant to any GNU public license, that is, in whole or in part, embodied or incorporated into any Company Software. The Company and the Subsidiaries have complied with the material terms of such open source or public library software licenses

(h)          The Company and its Subsidiaries have not granted any exclusive license with respect to any Company Intellectual Property to any Person.

Section 4.24.         Employee Benefit Plans; ERISA.

(a)          Schedule 4.24(a) sets forth, as of the date hereof, a list of all material Benefit Plans in which any Employee participates and all Company Benefit Plans (collectively, the “Plans”) and specifies the subset of Benefit Plans that are Company Benefit Plans and Assumed Benefit Plans. With respect to each Plan, Seller has delivered or made available to Purchaser a true and correct copy of each written plan document or agreement and all amendments thereto (or a written description of any such Plan that is not set forth in a written document). In addition, with respect to each Company Benefit Plan and Assumed Benefit Plan, Seller has delivered or made available to Purchaser a true and correct copy of (i) all related trust documents, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the two most recent available annual reports (Form 5500 and all schedules and financial statements attached thereto), if any; and (iv) all material correspondence to or from any Governmental Agency received in the last two years.

(b)          Each Company Benefit Plan and Assumed Benefit Plan has been operated, administered and funded, in all material respects, in compliance with its terms and with applicable Legal Requirements. Each Company Benefit Plan and Assumed Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code is so qualified and has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such Plan for which determination letters are currently available, and to the knowledge of the Company and Seller, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(c)          All contributions, premiums and other payments required to be made under the terms of any Company Benefit Plan or Assumed Benefit Plan have been timely made and all obligations in respect of each such Plan have been properly accrued in all material respects.

(d)          Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company or Seller, any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Company Benefit Plan or Assumed Benefit Plan (other than a modification or change required by applicable Legal Requirements). As of the Closing Date, no individual who is not either (i) an Employee or (ii) a former employee of the Company or any of its Subsidiaries, actively participates in any Company Benefit Plan or Assumed Benefit Plan, except as set forth on Schedule 4.24(d).

(e)          Each Company Benefit Plan and Assumed Benefit Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered, since October 1, 2004, in good faith in compliance with, Section 409A of the Code.

(f)          Except as set forth on Schedule 4.24(f) neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to or has any direct, indirect or contingent liability with respect to: (i) a “multi-employer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412, 430, 431 or 432 of the Code; or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. No Company Benefit Plan or Assumed Benefit Plan is subject to the Legal Requirements of a jurisdiction outside the United States.

(g)          With respect to each Company Benefit Plan and Assumed Benefit Plan (i) the unfunded liabilities as of the date of the Interim Balance Sheet are reflected on the Interim Balance Sheet in accordance with GAAP, (ii) such Plan satisfies the minimum funding standard applicable to such Plan within the meaning of Code Section 412, whether or not waived, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred during the three (3) years preceding the date hereof, and, except as set forth on Schedule 4.24(g), the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event, (iv) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any of the Company or any ERISA Affiliate, (vi) the PBGC has not instituted proceedings to terminate any Plan subject to Title IV of ERISA (a “Title IV Plan”) and, to the knowledge of the Company and Seller, no condition exists that presents a material risk that such proceedings will be instituted or which would be reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan, and (vii)  to the knowledge of the Company, as of the date hereof, no event has occurred, excluding changes in actuarial assumptions, that is reasonably likely to have resulted in a material increase in the unfunded liabilities of any Title IV Plan from the unfunded liabilities contained in such Title IV Plan’s most recent actuarial valuation report.

(h)          Except as set forth on Schedule 4.24(h) , neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any current or former employee of the Company or any of its Subsidiaries to a payment from any of the Company, any Subsidiary, Purchaser or any Company Benefit Plan or Assumed Benefit Plan; (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any current or former employee of the Company or any of its Subsidiaries; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Plan; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to any current or former employee of the Company or any of its Subsidiaries.

(i)          Each self-insured Company Benefit Plan and self-insured Assumed Benefit Plan that is covered by a stop-loss insurance policy under which the Company or Seller, as applicable, is an insured party is set forth on Schedule 4.24(i), and the Company or Seller has complied in all material respects with all terms of such stop-loss policy.  The transactions contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.

Section 4.25.         Labor Relations and Employment. Except as set forth in Schedule 4.25, with respect to the Employees:

(a)          As of the date of this Agreement, there is not now in existence, nor has there been within the twelve (12) months prior to the date of this Agreement, any pending or, to the knowledge of the Company, threatened (i) strike, slowdown, stoppage, picketing, interruption of work, lockout, or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (ii) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; or (iii) material grievance, arbitration, administrative hearing, claim of unfair labor practice, other union- or labor-related action or other claim, workers’ compensation claim, claim or investigation of wrongful discharge, claim or investigation of employment discrimination or retaliation, claim or investigation of sexual harassment, or other employment dispute of any nature, against the Company or any of its Subsidiaries, which in any case is reasonably expected to result in a liability to the Company or any such Subsidiary in excess of $100,000;

(b)          As of the date of this Agreement: (i) neither the Company nor any of its Subsidiaries is, or within the last twelve (12) months prior to the date of this Agreement has been, a party to or bound by any collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award with any labor union or any other similar organization; and (ii) none of the Employees are subject to or covered by any such collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award, or are represented by any labor organization; and

(c)          For the last two (2) years preceding the date hereof, the Company and each of its Subsidiaries (i) is and has been in material compliance with all applicable federal, state, local, foreign, and other Legal Requirements that relate to employment, equal employment opportunity (including Legal Requirements prohibiting employment discrimination, harassment, or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act and comparable state, local, or other Legal Requirements); and (ii) is not and has not been (individually or collectively in any respect) liable for any material arrears of wages, other compensation or benefits, or any material Taxes or material penalties for failure to comply with any of the foregoing.

Section 4.26.         Taxes. Except as set forth in Schedule 4.26:

(a)          The Company and each of its Subsidiaries has timely filed or joined in the filing of (taking into account extensions) all Income Tax Returns and other material Tax Returns required to have been filed with respect to the Company and its Subsidiaries, has timely paid or had paid on its behalf all Income Taxes and other material Taxes shown as due with respect to those Tax Returns and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes of the Company or its Subsidiaries are not yet due or owing, adequate accruals for such Taxes on the Financial Statements as required by GAAP have been made. Each Tax Return filed in respect of the Company and each of its Subsidiaries is correct and complete in all material respects and has been prepared in accordance with Legal Requirements.

(b)          As of the date hereof, there are no audits, claims, actions or other proceedings in process, pending or, to the knowledge of the Company, threatened in writing for the determination, assessment or collection of any Taxes with respect to the Company or its Subsidiaries.

(c)          There are no Liens for Taxes against any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(d)          No Person has executed or filed with any Taxing Authority any agreement extending the period for assessment or collection of any material Taxes with respect to the Company and its Subsidiaries.

(e)          From January 1, 2009 through the date hereof, no written claim has been received from a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation in any such jurisdiction.

(f)          The Company and its Subsidiaries have materially complied with all applicable Tax laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Tax laws.

(g)          Other than agreements that will be terminated pursuant to Section 6.9, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes (other than a Contract among members of a group the common parent of which is Seller or any agreement or arrangement pertaining to the sale or lease of assets of the Company or any of its Subsidiaries or pursuant to commercial financing arrangements).

(h)          Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)          Since the Bankruptcy Emergence Date, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group (together, a “Consolidated Tax Group”) (other than a group the common parent of which is Seller).

(j)          The Seller has delivered to Purchaser correct and complete copies of all income or franchise Tax Returns, and all other material Tax Returns, for which the statute of limitations has not expired, and all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since the Bankruptcy Emergence Date, to the extent Purchaser has requested to inspect such items.

(k)          No jurisdiction in which neither the Company nor any Subsidiary files tax returns has asserted taxing jurisdiction against the Company or its Subsidiaries.

(l)          Seller properly executed and filed with its 2007 U.S. federal income tax return a valid gain recognition agreement pursuant to the requirements of Treasury Regulation Section 1.367(a)-8T with respect to the transfer by Seller of certain assets to Telesat Canada (the “GRA”). Seller has complied in all respects with the requirements of such Treasury Regulation with respect to the GRA, including the annual filing of a properly executed certification during the applicable gain recognition period. No triggering event, within the meaning of Treasury Regulations Section 1.367(a)-8T(d), or other event has occurred which requires Seller to recognize all or any portion of the gain to which the GRA applies.

(m)          Any reference to the Company or any Subsidiary set forth in this Section 4.26 shall include, as the context requires, any predecessor to the Company or such Subsidiary, and any affiliated, consolidated, combined or unitary group of which the Company or such Subsidiary is or has been a member.

Section 4.27.         Environmental Matters.

Except as set forth on Schedule 4.27:

(a)          Except for such matters as have been resolved, each of the Company and its Subsidiaries are, and since December 31, 2007 have been, in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Permits required under applicable Environmental Laws, and material compliance with the terms and conditions thereof). All material Permits and other governmental authorizations currently held by the Company pursuant to applicable Environmental Laws are identified in Schedule 4.27;

(b)          There is no material Environmental Claim pending or threatened in writing against the Company or any of its Subsidiaries;

(c)          Neither the Company, any Subsidiary, nor, to the knowledge of Company, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or Released any Hazardous Materials at any Owned Property or Leased Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and the Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), or as would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law;

(d)          Any property owned, leased or otherwise occupied by the Company or its Subsidiaries does not contain any (i) underground storage tanks, (ii) buildings that are of an age at which there exists potential for the presence of asbestos-containing building materials, or (iii) PCB-containing equipment;

(e)          Since the Bankruptcy Emergence Date, neither the Company nor any of its Subsidiaries has owned or operated any site that, nor, to the knowledge of the Company, has the Company or its Subsidiaries sent wastes to a site that, pursuant to an Environmental Law (i) has been placed on the “National Priorities List,” the “CERCLIS” list or any other state of federal list of sites with suspected or confirmed environmental contamination or (ii) is subject to or the source of a claim, administrative order or other request to take removal or remedial action, or other response or corrective action or to pay money under any Environmental Law, in either case under any applicable Environmental Law the cost associated with which would reasonably be expected to be material;

(f)          The Company has delivered or otherwise made available for inspection complete and correct copies of material studies, audits, assessments, memoranda and investigations pertaining to Hazardous Materials at the Owned Property or Leased Property or regarding the Company’s or any Subsidiary’s compliance with applicable Environmental Laws that are in the possession of the Company or any Subsidiary and which have been prepared in the last five years; and

(g)          This Section 4.27 contains the only representations in this Agreement pertaining to environmental matters.

Section 4.28.         Insurance. Schedule 4.28 sets forth a list of all material insurance policies or other insurance service contracts (the “Insurance Policies”) providing coverage for the properties or operations of the Company and its Subsidiaries, the type and amount of coverage, and the expiration dates of the Insurance Policies. As of the date of this Agreement, there is no claim by the Company or its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. As of the date of this Agreement, the Company has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing the Company that any coverage listed on Schedule 4.28 will or may not be available in the future on substantially the same terms as now in effect.

Section 4.29.         Interim Operations. Except as set forth on Schedule 4.29, from the Interim Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have not taken any action that would have been prohibited by Section 6.1 if such Section 6.1 had been applicable to the Company and its Subsidiaries during such period.

Section 4.30.         Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation against the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or its Subsidiaries.

Section 4.31.         Orbital Receivables. All orbital receivables reflected on the Interim Balance Sheet have resulted from the accounting treatment (in accordance with GAAP) of contractual obligations between the Company and/or its Subsidiaries, on the one hand, and their respective customers, on the other hand. As of the date hereof, except as set forth in Schedule 4.31, there is no contest, claim or right of set off under any orbital incentive contract with any obligor of any Orbital Receivables relating to the amount or validity of such Orbital Receivables.

Section 4.32.         Warranties and Products.

(a)          Except as set forth on Schedule 4.32(a), to the knowledge of the Company, the Company has not received any notice of any anomaly or defect in any on-orbit satellite.

(b)          Except as set forth on Schedule 4.32(b) to the knowledge of the Company, the Company has not received written notice of any claim for Liability or Loss with respect to any warranty or guarantee granted by the Company which would reasonably be expected to have a Material Adverse Effect on the Company or the Business.

(c)          Except as set forth on Schedule 4.32(c), as of the date of this Agreement, the Company does not have actual knowledge of material defects in design or construction of any satellite that would reasonably be expected to both (i) materially impair the functioning of such satellite upon completion of construction and (ii) cause the customer to refuse delivery of the satellite.

Section 4.33.         Condemnation. As of the date hereof, the Company has not received any written notice from any Governmental Agency of any condemnation proceeding commenced with respect to the Owned Property or the Leased Property

Section 4.34.         No Other Representations and Warranties. Except for the representations and warranties contained in Articles III and IV of this Agreement as qualified by the attached schedules, neither the Company nor Seller makes any express or implied representation or warranty and the Company and Seller hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF MDA AND PURCHASER

Each of MDA and Purchaser hereby jointly and severally represents and warrants to Seller as of the date of this Agreement, and subject to the occurrence of the Closing, as of the Closing Date, as follows:

Section 5.1.          Organization, Existence and Good Standing. Each Purchaser Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to carry on its operations as they are now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2.          Authority. Each Purchaser Party has all requisite power and authority to enter into and execute this Agreement and the other Transaction Documents to which it is a party, and to consummate the Contemplated Transactions. The execution and delivery by each Purchaser Party of this Agreement and the other Transaction Documents to which it is a party, and the performance of its respective obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of each Purchaser Party. This Agreement has been, and the other Transaction Documents to which MDA or Purchaser is a party will be, duly and validly executed and delivered by each of MDA or Purchaser, as applicable, and, subject to due authorization, execution and delivery by the other parties, each of this Agreement and the other Transaction Documents to which MDA or Purchaser is a party upon its execution will constitute a valid and binding obligation of MDA or Purchaser, as applicable, enforceable against MDA or Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, other laws affecting creditors’ rights generally, or by general principles of equity (whether considered in a proceeding at law or in equity).

Section 5.3.          No Conflict or Violation. Except as disclosed on Schedule 5.3 hereto, the execution, delivery and performance by each Purchaser Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each Purchaser Party of the Contemplated Transactions in accordance with the terms hereof and thereof will not (a) violate any provision of the charter, bylaws or other organizational documents of MDA or Purchaser, (b) violate, conflict with or result in the breach of any of the terms of, or constitute a default under, any material Contract to which MDA or Purchaser is a party or by or to which it or any material portion of its assets or properties may be bound or subject, (c) violate any Order binding upon MDA or Purchaser, (d) to the knowledge of each Purchaser Party, violate any Legal Requirement applicable to MDA or Purchaser, or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any material Permit related to MDA’s or Purchaser’s business or necessary to conduct such business.

Section 5.4.          Governmental Consents and Approvals. Except (i) as disclosed on Schedule 5.4 hereto, (ii) as required under the HSR Act, (iii) the filing of a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment and successful completion of the Exon-Florio Amendment review process, and (iv) compliance with and filings under the ITAR, the execution, delivery and performance by each Purchaser Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each Purchaser Party of the Contemplated Transactions in accordance with the terms hereof and thereof do not require MDA or Purchaser to obtain any consent or approval of, make any filing with, or give any notice to, any governmental or regulatory body.

Section 5.5.          Actions and Proceedings. Except as disclosed on Schedule 5.5 hereto, as of the date of this Agreement, there are no outstanding Orders to which MDA or Purchaser is subject that, would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Except as disclosed on Schedule 5.5 hereto, as of the date of this Agreement, there are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of each Purchaser Party, threatened in writing against MDA or Purchaser, at law or in equity, by or before any Governmental Agency, court or arbitrator, which, would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.6.          Compliance with Laws. Except for those violations, if any, which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, each Purchaser Party is not in violation of any material Legal Requirement. Except as set forth on Schedule 5.6 hereto, neither MDA, nor Purchaser has received any written notice from any Governmental Agency alleging any violation of any Legal Requirement, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Each of the Purchaser Parties are in compliance with International Trade Laws and Regulations.

Section 5.7.          Financial Statements.

(a)          Included in Schedule 5.7(a) hereto, are true and correct copies of (i) the audited consolidated balance sheet of MDA as of December 31, 2011 and (ii) the related audited, consolidated statements of earnings and cash flows of MDA for the year ended December 31, 2011, together, in each case, with the notes thereon and the related report of MDA’s Independent Accountant (collectively, the “MDA Audited Financial Statements”).

(b)          Included in Schedule 5.7(b) hereto, are true and correct copies of (i) the unaudited consolidated balance sheet of MDA as of March 31, 2012, and (ii) the related unaudited, consolidated statements of earnings and cash flows of MDA for the period ended on March 31, 2012 (collectively, the “MDA Unaudited Financial Statements” and, together with the MDA Audited Financial Statements, the “MDA Financial Statements”).

(c)          The MDA Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of MDA as of the date and for the period indicated therein, in accordance with Canadian GAAP (subject in the case of the MDA Unaudited Financial Statements to (x) the absence of footnote disclosures and other presentation items, and (y) changes resulting from year-end adjustments).

Section 5.8.          Foreign Person Status. The Purchaser is a “foreign person” as that term is defined in 31 C.F.R. Part 800 and the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246, 259.

Section 5.9.          Sufficient Funds. Purchaser and MDA will have at Closing sufficient funds available (through credit arrangements or otherwise), including the ability to deliver Substitute Letters of Credit and the Land Note LC,  to pay the Purchase Price and consummate the transactions contemplated hereby.  Purchaser has delivered to Seller true, correct and complete copies of (a) an executed commitment letter from the Lender (the “Commitment Letter”) pursuant to which the Lender has agreed, subject to the terms and conditions therein, to provide the debt financing for the Contemplated Transactions (the debt financing pursuant to the Commitment Letter or otherwise shall be referred to herein as the “Financing”) and (b) any fee letter associated with the Commitment Letter (the “Fee Letter”) (it being understood that any such fee letter has been redacted as required by the counterparties thereto).  As of the date hereof, the Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligations of MDA and Purchaser, and, to the knowledge of MDA or Purchaser, each of the other parties thereto.  The Commitment Letter has not been amended or modified on or prior to the date of this Agreement and as of the date of this Agreement, no such amendment or modification is contemplated (except as described in the Fee Letter), and as of the date of this Agreement, the respective obligations and commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect.  There are no conditions precedent, or other contractual contingencies as between MDA, Purchaser and any other party to the Commitment Letter, related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter.  As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of MDA or Purchaser or, to the knowledge of MDA or Purchaser, any of the other parties thereto, under the Commitment Letter.  As of the date hereof, each of MDA and Purchaser has no reason to believe that any of the conditions to the Financing contemplated in the Commitment Letter will not be satisfied or that the Financing will not be made available to Purchaser at or prior to the time contemplated hereunder for Closing.  As of the date hereof, there are no side letters or other contracts or arrangements (whether written or oral) related to the Financing other than the Commitment Letter and the Fee Letter.  As of the date hereof, each of MDA and Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees or amounts which are due and payable on or prior to the date hereof pursuant to the terms of the Commitment Letter and the Fee Letter.  The aggregate proceeds (including letters of credit) of the Financing when funded in accordance with the Commitment Letter, together with internally generated cash on hand, will provide financing sufficient for Purchaser to pay all amounts payable (including delivery of the Land Note LC by MDA) pursuant to the Transaction Documents and necessary  to consummate the Contemplated Transactions.

Section 5.10.         Brokerage and Financial Advisers. No broker, finder or financial adviser has acted as such for, or is entitled to any compensation from, Purchaser or their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, except Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees of which will be paid by Purchaser.

Section 5.11.         Reliance. The Purchaser Parties acknowledge that except for the representations and warranties contained in Articles III and IV of this Agreement as qualified and supplemented by the attached schedules, neither the Company nor Seller makes any other express or implied representation or warranty and the Company and Seller hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Contemplated Transactions. In entering into this Agreement, the Purchaser Parties agree that to the fullest extent permitted by law, Seller and the Company and their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives shall not have any liability or responsibility whatsoever to MDA or Purchaser or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to MDA or Purchaser or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, in respect of the specific representations and warranties of Seller and the Company set forth in Articles III and IV of this Agreement, except as and only to the extent expressly set forth herein and in the disclosure schedules with respect to such representations and warranties and subject to the limitations and restrictions contained herein

Section 5.12.         Investment Representation. Purchaser is acquiring the Company Membership Interests for its own account with the present intention of holding the Company Membership Interests for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by SEC under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Membership Interests. Purchaser acknowledges that the Company Membership Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Company Membership Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Membership Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

Section 5.13.         Solvency. Upon consummation of the transactions contemplated hereby, MDA will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of its assets.

ARTICLE VI.

CERTAIN PRE-CLOSING COVENANTS

Section 6.1.          Conduct of the Business Pending the Closing. Except as contemplated by this Agreement, as set forth in Schedule 6.1 or with the prior written consent of Purchaser, not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Closing:

(a)          The Company shall, and shall cause each of its Subsidiaries to:(i) conduct the Business according to its ordinary and usual course of business consistent with past practice; and (ii) use reasonable best efforts consistent therewith (x) to preserve intact its properties, assets and Business organizations, including the renewal on customary market terms of any leases which are expiring, and maintaining the business relationships enjoyed by the Company; (y) to keep available the services of its officers and employees; and (z) to maintain satisfactory relationships with its customers, suppliers, distributors and others having commercially beneficial business relationships with it, in each case in the ordinary course of business consistent with past practice. Seller and the Company shall continue to perform their obligations pursuant to the Management Agreement and the Shared Services Agreement.

(b)          The Company shall not, and shall cause its Subsidiaries not to:

(i)          issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or other convertible securities of the Company;

(ii)         make any dividends or distributions with respect to the Company Shares, except (A) one or more dividends on or prior to the Closing Date in an aggregate amount not to exceed the Excess Cash Dividend Amount (the “Excess Cash Dividend”), (B) the IP Distribution and (C) the Land Distribution;

(iii)        propose or adopt any amendment to the certificate of incorporation or by-laws or other organizational documents of the Company or any Subsidiary, except in connection with the Conversion;

(iv)        incur any indebtedness for borrowed money or make any loans to Seller or any of its Subsidiaries (other than the Company and its Subsidiaries), other than pursuant to the SS/L Credit Agreement;

(v)         except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other Person;

(vi)        except as contemplated by Article XII hereof, (A) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be allowed under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practice, or (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, (C) enter into or amend any employment bonus, severance or retirement contract or Company Benefit Plan or Assumed Benefit Plan or adopt any compensation or employee benefit plan or employee severance plan except as may be entered into or amended in the ordinary course of business consistent with past practice or add any additional participants to any severance or change of control plan, or (D) make any loans, advances or capital contributions to directors, officers or employees, except advances for travel and other normal business expenses to officers and employees consistent with applicable Legal Requirements;

(vii)       (A) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Liens (other than Permitted Liens) on any of its material property or assets;

(viii)      enter into any transactions with Seller or its Subsidiaries (other than the Company and its Subsidiaries), other than (x) performance of contracts in existence on the date of this Agreement, and (y) transactions with Telesat in the ordinary course of business on terms that are no less favorable to the Company than could have been obtained from an unrelated third party;

(ix)         enter into other material agreements, commitments or contracts, except for (A) agreements, commitments or contracts made in the ordinary course of business consistent with past practice and (B) any customer contracts in the ordinary course of business.

(x)          acquire or enter into any agreements to acquire any material personal or real property or assets, except in the ordinary course of business;

(xi)         make any material change in its Tax or accounting practices or modify any material tax election or Tax Return; enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; provided that the foregoing limitations shall only apply to any actions relating to a Separate Tax Return (or items reflected or required to be reflected on a Separate Tax Return) of the Company or any Company Subsidiary that are taken prior to the Closing;

(xii)        make any material change to its cash management policies or its accounts payable or accounts receivable payment or collection timing, policies and procedures;

(xiii)       fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the ordinary course of business and consistent with past practice or damage by casualty or force majeure event;

(xiv)      institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any Governmental Agency threatened against, relating to or involving the Company or any of its Subsidiaries in connection with the Business, asset or property of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices but not, in any individual case, in excess of $5,000,000; or

(xv)       agree in writing to take any of the foregoing actions.

Section 6.2.          Investigations; Pre-Closing Access.

(a)          Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such further investigation of the assets, liabilities, Business and operations of the Company and its Subsidiaries, and such further examination of the books and records, as Purchaser may reasonably require. Such investigation may include commissioning Phase I environmental investigations of the Owned Property and Leased Property, but with respect to any environmental investigation shall not include any other intrusive investigations. Any investigation, examination or interview by Purchaser of employees of the Company and its Subsidiaries or access pursuant to this Section 6.2(a) shall be conducted or occur at reasonable times during regular business hours upon reasonable prior notice; no invasive or other environmental sampling shall be performed. The Company shall reasonably cooperate with Purchaser’s employees and its representatives in connection with such review and examination; and any such investigation, examination or interview shall be subject to Schedule 6.2(a) and the terms and conditions of the Confidentiality Agreement and applicable Legal Requirements and contractual restrictions.

(b)          Notwithstanding any other provisions of this Section 6.2, Purchaser and Seller shall cooperate in implementing the provisions of this Section 6.2 so as not to prevent or interfere with Seller’s compliance with Section 6.1 hereof.

Section 6.3.          Certain Filings.

(a)          HSR. Each of Seller and Purchaser shall, as promptly as practicable and in any event within ten (10) Business Days of the date of this Agreement, file, or cause to be filed, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Contemplated Transactions, and shall use their respective reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

(b)          CFIUS. Each of Seller and Purchaser shall, as promptly as practicable after the date of this Agreement prepare, prefile, then no later than 20 days after the date hereof file, or cause to be filed, with CFIUS a final joint voluntary notice under the Exon-Florio Amendment in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby. Seller, the Company, Purchaser and MDA shall use their respective reasonable best efforts to (i) respond to all inquiries received from CFIUS or any member of CFIUS for additional information or documentation within three Business Days of receiving such request, or within such longer period as permitted by CFIUS or the relevant CFIUS member agency and (ii) assist and cooperate with each other to finally and successfully complete the Exon-Florio Amendment review (and as applicable, investigation) process as promptly as practicable.

(c)          NISPOM Filings and FOCI Mitigation. The Company, Purchaser and Seller shall cooperate to make all necessary filings and submit all necessary information to DSS and, to the extent applicable, any other United States Governmental Agency, concerning the notification of the Contemplated Transactions pursuant to the NISPOM and any other applicable national or industrial security regulations. For purposes of such filings and information, the Purchaser shall develop, and as necessary refine upon receiving feedback from DSS or any other United States Governmental Agency, a FOCI mitigation proposal acceptable to DSS or such other United States Governmental Agency to include in such filings and submissions. The Seller and the Company shall cooperate with Purchaser in requesting from DSS approval to operate the Business pursuant to FOCI mitigation proposal submitted in relation to the Contemplated Transactions in accordance with the NISPOM.

(d)          Export Licensing. Each of Seller, the Company, Purchaser and MDA shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to continue or, as necessary, to amend or replace all active export Permits and make any amendments to, or obtain replacements of, the Company’s existing active export Permits as necessary and appropriate for the Closing and operations of the Company following the Closing to be in compliance with AECA and EAA.

(e)          Further Actions. In furtherance and not in limitation of the covenants of the parties contained in this Agreement:

(i)          Each of Seller, the Company, Purchaser and MDA shall (A) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required or are advisable to be made with, or consents, Permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or Governmental Agencies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings, including those described in Sections 3.5, 4.5 and 5.4 or those set forth on Schedules 3.5, 4.5 and 5.4 and in this Section 6.3 and timely seeking all such consents, permits, authorizations or approvals, and (B) supply to any Governmental Agency as promptly as practicable any additional information or documents that may be requested pursuant to any Legal Requirement or by such Governmental Agency;

(ii)         Each of Purchaser, MDA, Seller and the Company shall take, or cause to be taken all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the Contemplated Transactions, including taking any further action as may be necessary to resolve such objections, if any, as any antitrust enforcement Governmental Agencies, competition Governmental Agencies, CFIUS, national security Governmental Agencies or any other Person may assert under any Legal Requirement with respect to the Contemplated Transactions, and to avoid or eliminate each and every impediment under any Legal Requirement that may be asserted by any Governmental Agency with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including proposing, negotiating, committing to and effecting, by mitigation agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after the Closing Date would limit Purchaser’s, MDA’s or any of its Affiliates’ freedom of action, ownership, control, influence, management or access over the acquired businesses or any acquired asset; provided, that notwithstanding anything to the contrary contained in this Agreement, except as required by the FOCI mitigation arrangements pursuant to the NISPOM, neither Purchaser nor MDA shall be required to agree to the Excluded Actions.

(iii)        Subject to applicable Legal Requirements and the instructions of any Governmental Agency, Seller, the Company and Purchaser shall keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions, including to the extent not prohibited by Legal Requirements or the instructions of any Governmental Agency, promptly furnishing each other with copies of notices or other communications sent or received by Seller, the Company or Purchaser, as the case may be, or any of their respective Subsidiaries, to or from any Governmental Agency with respect to such transactions; provided that Purchaser shall not be required to provide Seller or the Company with copies of any such communications that include Purchaser’s confidential business information, and neither the Seller nor the Company shall be required to provide to Purchaser copies of any such communications that include Seller’s or the Company’s or their Subsidiaries’ confidential information. Seller and the Company, on the one hand and Purchaser, on the other hand, shall permit each other to review in advance any proposed communication to any Governmental Agency; provided that Purchaser shall not be required to provide Seller or the Company with copies of any such proposed communication that include Purchaser’s confidential business information, and neither the Seller nor the Company shall be required to provide to Purchaser copies of any such proposed communication that include Seller’s or the Company’s or their Subsidiaries’ confidential information. To the extent not prohibited by Legal Requirements or applicable contractual restrictions, counsel for Seller, the Company, Purchaser and MDA shall coordinate and cooperate in connection with responding to any inquiries from any Governmental Agency related to the Contemplated Transactions, including the sharing of confidential business information and documents as appropriate and notwithstanding the limitations on the sharing of such information among the parties contained in this Section 6.3(e)(iii); provided, however, that Seller shall not be obligated to provide any confidential business information relating to a business other than the Business.

(iv)        If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Contemplated Transactions, each of Seller, the Company Purchaser and MDA shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section 11.1 so long as such party has, prior to such termination, complied with its obligations under this Section 6.3.

Section 6.4.          Consents and Reasonable Efforts. In furtherance and not in limitation of the covenants of the parties contained in this Agreement, each of the Company and Seller on the one hand and Purchaser on the other hand shall use its respective reasonable best efforts expeditiously and diligently to cause the conditions set forth in Articles VIII and IX hereof to be satisfied and to consummate the Contemplated Transactions as soon as reasonably possible including obtaining all third party consents and approvals in Section 8.4; provided, however, that in no event shall Purchaser (with respect to Section 6.8 and Section 7.2), Seller, the Company nor any of the Company’s Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval under any Contract or Permit required for the consummation of the transactions contemplated hereby (other than de minimis amounts unless Purchaser has provided adequate assurance of repayment in the event the Closing does not occur).

Section 6.5.          Certain Intercompany Matters.

(a)          Except as set forth on Schedule 6.5(a) hereto and as provided in Section 2.1 on or prior to the Closing Date, all products and services provided by Seller to the Company, including all management, administrative, data processing, audit, accounting, insurance, treasury, tax, banking, personnel, employee benefits and compensation, legal and communications products and services, and any agreements or understandings (written or oral) with respect thereto, will terminate. Seller and the Company agree that effective as of the Closing Date, the Management Agreement and the Shared Services Agreement shall terminate. For the avoidance of doubt, this Section 6.5(a) shall not affect contracts between the Company or any of its Subsidiaries on the one hand and Telesat and its subsidiaries on the other hand.

(b)          Except as set forth on Schedule 6.5(a) hereto, on or prior to the Closing Date, all intercompany accounts between the Company and its Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and its subsidiaries and Telesat), on the other hand, shall be canceled or settled by the payment of the Historical Intercompany Amount and the Intercompany Amount. From and after the Interim Balance Sheet Date, the Intercompany Amount shall not reflect any accruals with respect to the Company’s obligation to reimburse Seller for Taxes attributable to the Company and its Subsidiaries for periods subsequent to the Interim Balance Sheet Date.

(c)          On or prior to the Closing Date: (i) the Company shall cause its Subsidiaries to assign to it all right, title and interest in and to the name “Loral” and all variations thereof (the “Loral Name”) along with any associated goodwill, and (ii) following the assignment(s) in (i), the Company shall assign to Seller all right, title and interest in and to the Loral Name and any associated goodwill (the “IP Distribution”).

Section 6.6.          Customer and Employee No Solicitation. From the date of this Agreement to the Closing Date:

(a)          Purchaser shall not, and shall cause its Affiliates not to (i) hire any person employed as an executive officer of the Company or who was identified in connection with Purchaser’s diligence of the Company as being in a scientific, technical or senior managerial or administrative capacity, or (ii) solicit for the purposes of employment following the Closing any person in the employ of the Company at the time of such solicitation; provided, however, that this clause (ii) shall not prohibit general solicitation for employees in the ordinary course of business, consistent with past practices.

(b)          Purchaser shall not use any of the Information (as defined in the Confidentiality Agreement) to directly or indirectly, solicit, raid, entice or induce any individual or entity that was as of the date of this Agreement a customer of the Company or any of its Subsidiaries to become a customer of any other individual or entity for any products or services currently provided by the Company or any of its Subsidiaries.

Section 6.7.          Notification. The Company and Seller shall promptly notify Purchaser, from time to time, of: (a) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (b) any written notice or other communication from any Governmental Agency in connection with the Contemplated Transactions; (c) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9; and (d) if Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided that, such disclosures shall not be deemed to amend and supplement the appropriate disclosure schedules for purposes of the conditions to closing set forth in Article VIII or for purposes of the indemnification set forth in Article X. Notwithstanding anything to the contrary contained herein, for the purposes of determining the satisfaction of the condition to Closing set forth in Article VIII, any breach of this Section 6.7 shall be deemed to be a breach of a representation or warranty and not a breach of covenant.

Section 6.8.          Release of Seller Guarantees and Liens. The parties shall use their respective reasonable best efforts, diligently and expeditiously to terminate effective as of the Closing, any and all continuing obligations of Seller under: (i) any guarantees by Seller of the obligations of the Company or any of its Subsidiaries under any Contract or Permit, and (ii) any Contract as to which both Seller and the Company or a Subsidiary of the Company are a party, and as to which the Company or a Subsidiary of the Company are the primary obligor (a “Seller Guaranty”). Without limiting the foregoing, Purchaser shall agree to substitute itself as a guarantor in the place of Seller with respect to any Seller Guaranty in order to obtain the termination of Seller’s obligation under such Seller Guaranty.

Section 6.9.          Termination of Tax Sharing Agreements. Seller shall cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, to be terminated effective as of the Closing Date, and after the Closing Date the Company and its Subsidiaries shall have no obligation under any such agreement or arrangement for any past, present or future period.

Section 6.10.         Letters of Credit. With respect to each letter of credit that is listed on Schedule 6.10 or that is issued subsequent to the date of this Agreement on behalf of the Company (collectively, the “Company Letters of Credit”):

(a)          Prior to the Closing, Purchaser shall offer each beneficiary of a Company Letter of Credit to replace the existing Company Letter of Credit with a substitute letter of credit, issued by a nationally recognized bank, with a face amount not less than, and terms and conditions substantially similar to, the existing Letter of Credit (the “Substitute Letter of Credit”). If the beneficiary of the existing Company Letter of Credit accepts such offer, then on the Closing Date Purchaser shall deliver the Substitute Letter of Credit and in exchange for the cancellation by the beneficiary of the existing Company Letter of Credit.

(b)           If the beneficiary of a Company Letter of Credit does not accept Purchaser’s offer pursuant to Section 6.10(a), then on the Closing Date Purchaser shall deliver to the issuer of the existing Company Letter of Credit, a letter of credit in an amount equal to 105% of the existing Company Letter of Credit, issued by a nationally recognized bank, payable to the issuer of the existing Company Letter of Credit upon a drawing on the existing Company Letter of Credit.

Section 6.11.         Real Estate Allocations. All rent, utility payments, real property Taxes, assessments, common area payments, leasing costs and commissions or other customarily prorated real estate items (“Prorated Items”) attributable to the Transferred Land with respect to the periods beginning before and ending after the Closing Date, shall be prorated between the Company and Land LLC, based on the number of days of such period up to and including the Closing Date (which shall be for the account of the Company) and the number of days of such period after the Closing Date (which shall be for the account of the Land LLC). If the Closing Date shall occur before the actual amount of Prorated Items for the month in which the Closing Date occurs are determined, the apportionment of such Prorated Items shall be upon the basis of a good faith estimate by the Company of such Prorated Items for such month based on the latest available bills, invoices, real property Tax assessments and other reasonably detailed documentation, which shall be provided to Land LLC. Any transfer taxes relating to the transfer of the Land Membership Interests from Seller to MDA shall be split evenly by the Seller and MDA. The costs of any title insurance will be borne by MDA. All other fees, costs and expenses related to the sale of the Transferred Land as contemplated herein shall be allocated between the Company and Land LLC in accordance with applicable local custom for similar real estate transactions.

Section 6.12.         Financing.

(a)          MDA shall use its reasonable best efforts to obtain the Financing on the terms and conditions set forth in the Commitment Letter, and shall use its reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements with respect to the Commitment Letter as promptly as practicable on the terms and conditions set forth therein (or on terms which will not delay or prevent the Closing or make the funding of the Financing less likely to occur), (iii) satisfy or cause to be waived on a timely basis all conditions applicable to MDA set forth in such definitive agreements, (iv) to consummate the Financing contemplated by the Commitment Letter (or such lesser amount as may be required to consummate the Contemplated Transactions), including by enforcing any and all rights available to MDA to cause the Financing to be consummated (including, without limitation, through litigation diligently pursued in good faith), at or prior to the Closing, and (v) to comply with its obligations under the Commitment Letter. MDA shall promptly provide to Seller copies of the most current drafts of any documents relating to the Financing and shall keep Seller informed of material developments in respect of the Financing process relating thereto.

(b)          MDA shall not amend, alter or waive, or agree to amend, alter or waive (in any case, whether by action or inaction), any term of the Commitment Letter without the prior written consent of Seller. Without limiting the generality of the foregoing, MDA shall give Seller prompt notice (x) of any breach or default by any party to the Commitment Letter or any of the definitive agreements related to the Financing which could reasonably result in MDA not receiving the financing under the Commitment Letter on the Closing Date, (y) of the receipt of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Financing, and (z) if at any time for any reason MDA believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or definitive agreements related to the Financing. As soon as reasonably practicable after the date Seller delivers MDA a written request, MDA shall provide information reasonably requested by Seller relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence.

(c)          If all or any portion of the Financing otherwise becomes unavailable, and such the unavailable portion is reasonably required to fund the Contemplated Transactions, MDA shall use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount (together with cash on hand) sufficient to consummate the Contemplated Transactions. MDA shall as soon as reasonably practicable deliver to Seller true and complete copies of all contracts (including any fee letters, which may be redacted as required by the lenders thereto) pursuant to which any such alternative source shall have committed to provide any portion of the Financing.

(d)          MDA acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to Closing, and reaffirms its obligation to consummate the Contemplated Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Article VIII.

ARTICLE VII.
POST-CLOSING COVENANTS

Section 7.1.          Post-Closing Access. Following the Closing Date, Purchaser shall (a) allow Seller, upon reasonable prior notice and during regular business hours, through its employees and representatives, the right, to examine and make copies of the books and records transferred to Purchaser at the Closing as reasonably necessary for the preparation or examination of Tax Returns, regulatory filings and financial statements and the conduct of any litigation or the conduct of any regulatory, contract-holder, participant or other dispute resolution whether pending or threatened, and (b) maintain such books and records for examination and copying by Seller for a period of not less than ten years following the Closing Date, provided that after such ten-year period Purchaser shall provide Seller with at least twenty Business Days’ written notice prior to destroying or disposing of any such books and records at which time and at the option of Seller, Purchaser shall deliver such books and records to Seller, rather than destroying the same. Access to such books and records may not unreasonably interfere with Purchaser’s or any successor company’s business operations. In furtherance and not in limitation of the foregoing, following the Closing Date, the Company shall at its cost and expense (provided that any out-of-pocket costs and expenses that are incurred by the Company shall be paid by Seller) continue to provide Seller with such support as is necessary and consistent with past practice, to enable Seller to prepare its SEC filings or financial statements in compliance with GAAP, resolve Tax disputes, pursue Tax Claims, and file Tax Returns, for, in the case of financial statements and SEC filings, three years up to and including the fiscal year during which the Closing occurs, in the case of Tax Returns, Tax disputes and Tax Claims, the statute of limitations for such issues, which support shall include signing representation letters by employees of the Company.

Section 7.2.          Continuing Seller Guaranty.

(a)          Obligation to Seek Release. To the extent that Seller’s obligation on a Seller Guaranty is not terminated and Seller is not released as of the Closing Date (a Seller Guaranty not so terminated being a “Continuing Seller Guaranty”), the parties shall continue to use their reasonable best efforts to terminate the Continuing Seller Guaranty as soon as practicable following the Closing. Without limiting the foregoing, MDA shall agree to substitute itself as a guarantor in the place of Seller with respect to the Continuing Seller Guaranty in order to obtain the termination of Seller’s obligation under such Continuing Seller Guaranty.

(b)          Guaranteed Contracts. The Company shall not, and shall cause its Subsidiaries not to, amend any Contract with respect to which there is a Continuing Seller Guaranty (a “Guaranteed Contract”) or renew a Guaranteed Contract, without the express written consent of Seller, which consent in the case of an amendment shall not be unreasonably withheld. With respect to any Guaranteed Contract for which there is an “evergreen” or “automatic renewal feature” the Company shall, and if applicable shall cause the Subsidiary party to the Guaranteed Contract, to terminate the Guaranteed Contract prior to the next scheduled renewal or extension date, unless the Purchaser shall continue to make the payment contemplated by Section 7.2(d) with respect to that Guaranteed Contract.

(c)          Indemnity. MDA, Purchaser and the Company shall jointly and severally indemnify Seller for any amounts or expenses incurred by Seller for any and all Liabilities incurred arising out of a Continuing Seller Guaranty, including the fees and expenses of counsel and costs of collection of such indemnity pursuant to this Agreement, promptly (and in any event within five Business Days) upon receipt of notice from Seller setting forth in reasonable detail the Liability incurred.

(d)          Satellite Construction Contracts. Purchaser shall, for each Contract that (i) is a Satellite Construction Contract with a counterparty other than Telesat and (ii) is a Guaranteed Contract as of the one hundred and eighty-first (181st) day following the Closing Date, pay to Seller a guarantee fee equal to $500,000 per year in respect of each such Contract for so long as it remains a Guaranteed Contract (pro-rated from any period that the contract remains a Guaranteed Contract) up to a maximum of $2,000,000 in the aggregate for all guaranty fees per annum. Each guaranty fee shall be payable in quarterly installments, within forty-five days following the end of each calendar quarter.

Section 7.3.          Post-Closing Tax Covenants.

(a)          All income Tax Returns required to be filed after the Closing Date with respect to the Company or any Subsidiary (excluding separate Tax Returns required to be filed by the Company or any Subsidiary) with respect to any Pre-Closing Tax Period will be filed by Seller when due (taking into account any extension of a required filing date). Each such tax return shall be filed in accordance with applicable Legal Requirements in all material respects.

(b)          Seller will promptly pay (or cause to be paid) in full when due all Taxes (other than Taxes accrued as liabilities on the Interim Balance Sheet, excluding liabilities accrued in intercompany accounts and liabilities relating to Income Taxes) with respect to the Company and its Subsidiaries with respect to any Pre-Closing Tax Period.

(c)          Seller shall have the right to control the conduct of any audit or administrative or judicial proceeding with respect to any Taxes, or any Tax Return which may give rise to an indemnification obligation under Section 10.2 hereof in respect of Pre-Closing Tax Period Taxes. Notwithstanding the foregoing, Seller shall consult with Purchaser from time to time with respect to such audit or proceeding and Seller shall not settle any such audit or proceeding, or any material issue arising therein, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall have the right, at its expense, to participate in such audit or proceeding.

(d)          If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to Section 10.2 is asserted in writing against Purchaser, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary, Purchaser shall notify Seller of such claim or demand within thirty (30) days of receipt thereof, or such earlier time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation under Section 10.2 by paying to Purchaser the amount payable pursuant to Section 10.2 as reasonably determined by the Purchaser and calculated on the date of such payment.

(e)          Seller shall not be liable under Section 10.2 for any Losses arising with respect to (i) any Tax with respect to a Pre-Closing Tax Period the payment of which was made without Seller’s prior written consent (which shall not be unreasonably withheld or delayed) or (ii) any settlements with respect to a Pre-Closing Tax Period effected without the consent of Seller (which shall not be unreasonably withheld or delayed), or (iii) any settlements resulting from any claim, suit, action, litigation or proceeding with respect to which Seller was not notified pursuant to Section 7.3(d), provided that any delay in providing such notification to Seller shall only relieve Seller of its indemnification obligations under Section 10.2 to the extent such Losses directly result from such delay.

(f)          Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding Section 7.1, Purchaser and Seller shall retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for the assessment of additional Tax (taking into account any extensions thereof) of the respective taxable periods, provided that after such period the party in possession of any such materials shall give the other party at least twenty (20) Business Days written notice prior to destroying or disposing of such materials and at the option of the other party shall deliver such materials to the other party in lieu of destroying such materials.

(g)          Neither Purchaser nor any of its Affiliates (including after the Closing, the Company and its Subsidiaries) shall, without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), (i) take any action on the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could give rise to any Liability for Taxes or reduce any Tax asset of Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries) or give rise to any loss of Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries) under this Agreement, (ii) make or change any Tax election affecting a taxable period ending on or before the Closing Date of Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries), (iii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return prepared by Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries) relating to a taxable period ending on or before the Closing Date or (iv) take any other action that results in any increased Liability for Taxes (including a reduction in a refund) or reduction of any Tax asset of the Company or any of its Subsidiaries (or Seller or any of its Affiliates) in respect of a taxable period ending on or before the Closing Date.

(h)          If, following the Closing Date, a refund of Taxes is received by or credited to the account of the Company or any of its Subsidiaries in respect of any Pre-Closing Tax Period, Purchaser shall cause the Company to pay the amount of such refund reduced by the amount of any Taxes imposed on Purchaser, the Company or their respective Affiliates with respect to the receipt of such refund,.

(i)          All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest but for greater certainty, excluding any Income Tax) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne and paid by Purchaser, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation upon review and approval of such Tax Returns and other documentation by Seller; provided that any transfer Taxes incurred in respect of the Transferred Land shall be governed by Section 6.11.

(j)          For all relevant periods ending on or after the Closing Date, Seller will comply in all respects with the requirements of Treasury Regulation Section 1.367(a)-8T with respect to the GRA, including the annual filing of a properly executed certification during the applicable gain recognition period. Seller will take any actions reasonably necessary to renew or continue the GRA as a result of the transactions contemplated by this Agreement or otherwise. Seller will not cause or permit any triggering event, within the meaning of Treasury Regulations Section 1.367(a)-8T(d), or other event to occur which could require Seller to recognize all or any portion of the gain to which the GRA applies.

Section 7.4.          Further Assurances. On and after the Closing Date, Seller (as reasonably requested from time to time by the Purchaser Parties), on the one hand, and the Purchaser Parties and the Company and its Subsidiaries (as reasonably requested from time to time by Seller), on the other hand, shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary to carry out any of the provisions hereof.

Section 7.5.          Certain Director and Officer Matters.

(a)          Until, and for a period of six years after, the Closing Date, the indemnification provisions of the Limited Liability Company Agreement of the Company limiting the personal liability of directors and officers for damages, shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors or officers of the Company than the indemnification provisions contained in the Company’s organizational documents that pertain to the Company’s current or past directors or officers on the date of this Agreement. Without limiting the foregoing, from the Closing Date and for a period of six years after the Closing Date, the Company shall, (i) indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (collectively, the “D&O Indemnified Parties”), from and against, and pay or reimburse the D&O Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions of such D&O Indemnified Parties occurring on or prior to the Closing Date (including, the transactions contemplated by this Agreement) to the fullest extent permitted or required under (A) applicable Legal Requirements, (B) the certificate of incorporation or by-laws of the Company or a Subsidiary of the Company in effect on the date of this Agreement, including, provisions relating to advancement of expenses incurred in the defense of any action or suit, or (C) any indemnification agreement between the D&O Indemnified Party and the Company and (ii) advance to any D&O Indemnified Parties expenses incurred in defending any action or suit with respect to such matters, in each case to the extent such D&O Indemnified Parties are entitled to indemnification or advancement of expenses under the Company's or Subsidiary's certificate of incorporation and by-laws in effect on the date of this Agreement and subject to the terms of such certificates of incorporation and by-laws; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

(b)          Any D&O Indemnified Party wishing to claim indemnification under this Section 7.5 shall provide notice to the Company promptly after such D&O Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the D&O Indemnified Party shall permit the Company (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) counsel for the Company, who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the D&O Indemnified Party and the D&O Indemnified Party may participate in such defense at such D&O Indemnified Party's expense, and (ii) the omission by any D&O Indemnified Party to give notice as provided herein shall not relieve the Company of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Company, and the Company is actually materially prejudiced as a result of such failure to give notice. In the event that the Company does not accept the defense of any matter as above provided, or counsel for the D&O Indemnified Parties advises the D&O Indemnified Parties in writing that there are issues that raise conflicts of interest between the Company and the D&O Indemnified Parties, the D&O Indemnified Parties may retain counsel satisfactory to them, and the Company shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Parties promptly as statements therefor are received; provided, however, that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In any event, the Company and the D&O Indemnified Parties shall cooperate in the defense of any action or claim. The Company shall not, in the defense of any such claim or litigation, except with the consent of the D&O Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the D&O Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such D&O Indemnified Party of a release from all liability with respect to such claim or litigation.

(c)          This Section 7.5 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 7.5 and the benefits of indemnification provisions of the Limited Liability Company Agreement of the Company, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

(d)          If following the Closing, Purchaser or the Company, as the case may be, or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the successors and assigns of Purchaser or the Company assume all of the obligations of Purchaser or the Company, as the case may be, as set forth in this Section 7.5.

Section 7.6.          Waiver of Conflicts.

(a)          Recognizing that each of the Persons listed on Schedule 7.6(a) (the “Joint Advisers”) acted for or represented Seller, the Company and their respective subsidiaries prior to the Closing (a “Joint Representation”), and that each Joint Adviser intends to act for or represent Seller and its subsidiaries (which will no longer include the Company and its subsidiaries) after the Closing, each of Purchaser and the Company hereby waives, on its own behalf and agrees to cause its subsidiaries to waive, any conflicts that may arise in connection with each Joint Adviser representing Seller and/or its subsidiaries after the Closing as such representation may relate to Purchaser, the Company or its subsidiaries or the transactions contemplated herein. The Company (on behalf of itself and its subsidiaries) agrees to keep confidential, not disclose to Purchaser and not use in a manner adverse to Seller any advice received from the Joint Advisers with respect to any Joint Representation.

(b)          In addition, all communications involving attorney-client confidences between Seller, the Company or their respective subsidiaries and each of the Persons listed on Schedule 7.6(b) (the “Joint Legal Advisers”), including in the course of the negotiation, documentation and consummation of the transactions contemplated hereby, shall be deemed to be attorney-client confidences that belong solely to Seller (and not to the Company or its Subsidiaries). Accordingly, neither the Company nor its Subsidiaries shall have access to any such communications, or to the files of any Joint Legal Adviser relating to a Joint Representation, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller (and not the Company or its Subsidiaries) shall be the sole holder of the attorney-client privilege with respect to such Joint Representation, and neither the Company nor its Subsidiaries shall be a holder thereof, (ii) to the extent that files of any Joint Legal Adviser in respect of such Joint Representation constitute property of the client, only Seller (and not the Company or its Subsidiaries) shall hold such property rights and (iii) none of the Joint Legal Advisers shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company or its subsidiaries by reason of any attorney-client relationship between such Joint Legal Adviser and any of the Company and its Subsidiaries or otherwise. The Company (on behalf of itself and its Subsidiaries) agrees not to waive any attorney-client privilege with respect to any Joint Representation by a Joint Legal Adviser.

Section 7.7.          Export Licenses. Before making any exports under AECA and the ITAR after the Closing, Purchaser shall cause the Company to, if required, amend all ITAR licenses, agreements and other authorizations to reflect the new registration number provided by DDTC resulting from the ITAR filings contemplated by Section 6.3(d).

ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATION OF
PURCHASER PARTIES TO CLOSE

The obligations of the Purchaser Parties under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by them to the extent permitted by law:

Section 8.1.          Representations and Warranties. The representations and warranties of Seller and the Company set forth in this Agreement (other than the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.6) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, for purposes of this Section 8.1, any inaccuracy in or breach of any representation or warranty, except for those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.6, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.6 shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

Section 8.2.          Compliance with Covenants. Seller and the Company shall have complied in all material respects with, or performed in accordance with the terms of, their respective covenants contained in this Agreement to be complied with or performed prior to the Closing Date.

Section 8.3.          Governmental and Regulatory Consents and Approvals. The following shall have been obtained or completed: (a) CFIUS Approval without any requirement imposed by any Governmental Agency that Purchaser or MDA shall effect or undertake any Excluded Action and (b) any waiting period (and extension thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

Section 8.4.          Third Party Consents and Approvals. Subject to Section 10.2(d), the third party approvals, notifications, waivers and consents set forth on Schedule 8.3 shall have been obtained or made and evidence of the same shall have been delivered to Purchaser.

Section 8.5.          Injunction. There shall not be in effect any Order enjoining or permanently prohibiting the consummation of the transactions contemplated hereby.

Section 8.6.          No Material Adverse Effect. Since the Interim Balance Sheet Date, there has been no Material Adverse Effect.

ARTICLE IX.
CONDITIONS PRECEDENT TO THE OBLIGATION
OF SELLER TO CLOSE

The obligations of Seller under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law:

Section 9.1.          Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 9.2.          Compliance with Covenants. Each of the Purchaser Parties shall have complied in all material respects with, or performed in accordance with the terms of, its covenants contained in this Agreement to be complied with or performed prior to the Closing Date.

Section 9.3.          Governmental and Regulatory Consents and Approvals. The following shall have been obtained or completed: (a) CFIUS Approval, without the imposition by any Governmental Agency of a requirement on the part of Purchaser to effect or undertake any Excluded Action in connection with such CFIUS Approval, and (b) any waiting period (and extension thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

Section 9.4.          Injunction. There shall not be in effect any Order enjoining or permanently prohibiting the consummation of the transactions contemplated hereby.

Section 9.5.          No Purchaser Material Adverse Effect. Since the Interim Balance Sheet Date, there has been no Purchaser Material Adverse Effect.

Section 9.6.          Purchase Price and Other Consideration.

(a)          Purchaser shall have (i) paid to Seller the Purchase Price as provided in Section 2.2(b)(ii), subject to Section 2.4; and (ii) delivered the letters of credit required pursuant to Section 6.10.

(b)          The Company shall have paid the Excess Cash Dividend, the Historical Intercompany Amount and the Intercompany Amount pursuant to Section 2.1(e).

ARTICLE X.
SURVIVAL OF REPRESENTATIONS AND
WARRANTIES; INDEMNIFICATION

Section 10.1.          Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in this Agreement and covenants contained in Article VI shall survive the Closing Date, and shall expire on June 30, 2013, except that (i) the representations set forth in Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Authority), Section 3.3 (Ownership of Company Shares and Company Membership Interests), Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Authority) and Section 4.6 (Capitalization), shall survive indefinitely and (ii) the representations and warranties set forth in Section 4.24 (Employee Benefit Plans; ERISA), Section 4.26 (Taxes) and Section 4.27 (Environmental Matters), and the covenants and agreements set forth in Section 6.9 (Termination of Tax Sharing Agreements) shall survive for one year following the Closing Date. All other covenants and agreements of the parties shall survive the Closing indefinitely, but, except as provided in Section 11.2 hereof, shall not survive any termination of this Agreement.

Section 10.2.          Indemnification by Seller. Subject to the limitations set forth in this Article X except for the matter in Section 10.8, which is not subject to any limitation except as therein provided and as provided in Section 10.10, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the “Purchaser Indemnitees”) from and against:

(a)           all Losses, resulting from: (i) any breach by Seller of any representations and warranties contained in Article III hereof or covenant contained in Article VI hereof, (ii) any breach by the Company of any representation or warranty contained in Article IV hereof or covenant contained in Article VI hereof, and (iii) any breach by Seller, or prior to the Closing, the Company of any of the other covenants or agreements contained in this Agreement;

(b)          Seller’s payment obligations for Covered Litigation Damages and Covered Litigation Costs, as determined pursuant to Section 10.8 for the litigation described on Schedule 10.2 (the “Covered Litigation”);

(c)          any Liability for (i) Taxes of Seller or any member (other than the Company or any of its Subsidiaries) of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is a part with respect to any Pre-Closing Tax Period pursuant to Treasury Regulation § 1.1502-6 (or analogous provision of state or local Tax law) or (ii) Taxes of (or attributable to) the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (other than Taxes accrued as liabilities on the Interim Balance Sheet, excluding liabilities accrued in intercompany accounts and liabilities relating to Income Taxes), including any Liability for Taxes arising out of or resulting from the Conversion, the Real Property Distribution, the IP Distribution or the Excess Cash Dividend, provided that no Purchaser Indemnitee shall be entitled to any duplicative recovery for the same Loss under this Section 10.2(c) to the extent that the Purchaser Indemnitee has been compensated for such Loss under Section 10.2(a); and

(d)          if Seller so elects in writing (an “Indemnification Election”), any Losses arising out of the failure to obtain an approval, notification, waiver or consent listed on Schedule 8.4 and specified in the Indemnification Election; upon an Indemnification Election, the approval, notification, waiver or consent that is the subject of the Indemnification Election shall be deemed to be removed from Schedule 8.4 and shall no longer be a condition to Closing.

Section 10.3.          Indemnification by Purchaser. Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”) from and against (a) all Losses resulting from: (i) any breach of any representations and warranties contained in Article V hereof, or covenant contained in Article VI hereof; and (ii) any breach by Purchaser, or following the Closing, the Company of any of the other covenants and agreements contained in this Agreement, and (b) the Company’s Maximum Liability with respect to the Covered Litigation Damages and Covered Litigation Costs as provided in Section 10.8.

Section 10.4.          Minimum Indemnification Threshold and Limits.

(a)          Seller shall not be obligated to indemnify any Purchaser Indemnitee pursuant to Section 10.2(a)(i) or (ii) hereof unless and until the aggregate amount of the Losses incurred by such Purchaser Indemnitee resulting from the matters set forth in Section 10.2(a)(i) or (ii) exceeds an amount equal to 1% of the Aggregate Purchase Price (the “Deductible”), in which case Seller shall have an indemnification obligation for all Losses that exceed the Deductible, provided however, that Seller shall not be liable to such Purchaser Indemnitee for any Losses relating to a single claim (or group of claims relating to the same matter) under Section 10.2(a)(i) or (ii) not exceeding $70,000 (the “De Minimis Amount”) (and, for greater certainty, any single claim or group of claims not exceeding the De Minimis Amount shall not be considered in determining whether the Deductible has been attained), provided further that, in no event shall Seller’s maximum aggregate indemnification liability for all Losses under Section 10.2(a)(i) or (ii) exceed an amount equal to ten percent (10%) of the Aggregate Purchase Price (the “Liability Cap”), and provided further that, Purchaser Indemnitee shall have made a written claim for indemnification against Seller within the applicable survival period set forth in Section 10.1. Notwithstanding the foregoing, the Deductible will not be applicable to claims arising under Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Authority), Section 3.3 (Ownership of Company Shares and Company Membership Interests), Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Authority), Section 4.6 (Capitalization), Section 4.26 (Taxes) and Section 6.9 (Termination of Tax Sharing Agreements), and the second sentence of clause (b), clause (e), clause (f) and clauses (g)(v), (g)(vi) and (g)(vii) of Section 4.24 (Employee Benefit Plans; ERISA).

(b)          Purchaser shall not be obligated to indemnify any Seller Indemnitee pursuant to Section 10.3(a)(i) hereof unless and until the aggregate amount of the Losses incurred by such Seller Indemnitee resulting from the matters set forth in Section 10.3(a)(i) exceeds an amount equal to the Deductible, in which case Purchaser shall have an indemnification obligation for all such amounts that exceed the Deductible, provided however, that Purchaser shall not be liable to such Seller Indemnitee for any Losses relating to a single claim (or group of claims relating to the same matter) under Section 10.3(a)(i) not exceeding the De Minimis Amount (and, for greater certainty, any single claim or group of claims not exceeding the De Minimis Amount shall not be considered in determining whether the Deductible has been attained), provided further that, Seller Indemnitee shall have made a written claim for indemnification against Purchaser within the applicable survival period set forth in Section 10.1.

(c)          The amount of any Losses or Covered Litigation Damages sustained by a Purchaser Indemnitee or a Seller Indemnitee shall be reduced by any amount received by such Purchaser Indemnitee or Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor, and by the amount of any Tax benefit realized with respect to the Loss or Covered Litigation Cost. The Purchaser Indemnitees and the Seller Indemnitees shall use reasonable best efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility with respect to the Loss. If a Purchaser Indemnitee or Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Losses sustained at any time subsequent to any indemnification provided pursuant to this Article X, then such Purchaser Indemnitee or Seller Indemnitee shall promptly reimburse the applicable Indemnifying Party (as defined below) for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Purchaser Indemnitee or Seller Indemnitee, as applicable.

(d)          Each Indemnified Party shall be obligated to use its reasonable best efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with the foregoing obligation.

(e)          Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party (other than a customer or supplier of the Company or its Subsidiaries) in respect of the Loss or Covered Litigation Cost to which the payment relates; provided, however, that until the Indemnified Party recovers full payment of its Loss or the portion of the Covered Litigation Cost for which it is entitled to indemnification hereunder, any and all claims of the Indemnifying Party against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

Section 10.5.          Set-Off. Neither Seller, on the one hand, nor Purchaser, on the other hand, shall have any right to set-off any Losses against any payments to be made by such party or parties pursuant to this Agreement, the Land Note, the Transaction Documents, or any other agreement between the parties other than the Land Note to the extent provided in Section 10.9.

Section 10.6.          Claims Notice. In the event that either a Purchaser Indemnitee or a Seller Indemnitee wishes to assert a claim for indemnification hereunder with respect to any Liability or Loss, such party seeking indemnification (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the other party (the “Indemnifying Party”) no later than ten (10) Business Days after such claim becomes known to the Indemnified Party, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claims Notice been timely delivered.

Section 10.7.          Right to Contest Claims of Third Parties. Subject to Sections 7.4 and 10.8:

(a)          If an Indemnified Party asserts a claim for indemnification hereunder because of a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement (a “Third Party Claimant”) that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article X (an “Asserted Liability”), the Indemnified Party shall deliver to the Indemnifying Party a Claims Notice with respect thereto in accordance with the provisions of Section 10.6.

(b)          The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle any Asserted Liability that may result in a Loss with respect to which the Indemnified Party is entitled to indemnification pursuant to this Article X subject to a reservation of rights; provided that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Asserted Liability without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such judgment or proposed settlement (i) except with respect to the Covered Litigation, is on monetary terms for which the Indemnifying Party is exclusively liable (except for the deductible), (ii) does not impose any ongoing liability, limitation or obligation on the Indemnified Party, (iii) does not require the Indemnified Party to admit fault with respect to the Asserted Liability and (iv) includes a full release of the Indemnified Party with respect to the Asserted Liability. If requested by the Indemnifying Party, the Indemnified Party will reasonably cooperate with the Indemnifying Party and its counsel (with the Indemnified Party’s expenses deemed to be Losses), in contesting any Asserted Liability or, if appropriate and related to the Asserted Liability in question, in making any counterclaim against the Third Party Claimant, or any cross-complaint against any Person (other than the Indemnified Party or its Affiliates). Unless and until the Indemnifying Party elects to defend the Asserted Liability, the Indemnified Party shall have the right, at its option and at the Indemnifying Party’s expense, to do so in such manner as it deems appropriate; provided, however, that the Indemnified Party shall not settle, compromise or pay any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) if such settlement imposes any ongoing liability, limitation or obligation on the Indemnifying Party (other than the payment of Losses under this Agreement) or requires the Indemnifying Party to admit fault with respect to the Asserted Liability.

(c)          The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Asserted Liability which it has not elected to defend with its own counsel and at its own expense.

(d)          The Company, Purchaser and Seller shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability (except to the extent that such action would result in a loss of attorney-client privilege) and shall cooperate with each other in the defense thereof.

(e)          Notwithstanding any provision of this Section 10.7 to the contrary, any Asserted Liability with respect to Taxes shall be governed by the provisions of Section 7.3(c) and Section 7.3(d).

Section 10.8.          Special Provisions Relating to Covered Litigation.

(a)          Conduct of the Covered Litigation. The Covered Litigation shall be deemed to be an Asserted Liability that is subject to Section 10.7 (except as excluded therein) without any further notice to be given by the Company, but subject always to the provision of this Section 10.8, and Seller shall be deemed to be the Indemnifying Party with the obligation to defend or settle the Covered Litigation. Seller shall use its best efforts to defend or settle the Covered Litigation in the same manner, and to the same extent, as if Seller continued to own the Company and operate the Business following the Closing with the objective of mitigating any damages to or cost to the Company as a result of the Covered Litigation. The Seller shall promptly keep the Company and the Purchaser fully advised on the proceedings in the Covered Litigation and the status and results thereof. The Purchaser shall cause employees of the Company to be available to the Seller to defend the Covered Litigation. Seller shall pay the percentage of the Covered Litigation Costs set forth on Schedule 10.8 and, subject as hereinafter set forth, the Company shall pay the percentage of the Covered Litigation Costs set forth on Schedule 10.8.

(b)          No Purchaser Right to Settle. Purchaser may not settle the Covered Litigation without the consent of Seller.

(c)          Certain Settlement Action. In connection with a settlement of the Covered Litigation, the Company shall agree to take the actions set forth on Schedule 10.8.

(d)          Seller’s Right to Settle. The Seller may settle the Covered Litigation at any time, after consultation with the Purchaser, provided that any settlement includes a release of claims with respect to the use of patents claimed violated in all satellites, in orbit or under construction.

(e)          Payment Obligations

(i)          Seller’s payment obligation (“Seller’s Payment Obligation”) shall, subject to Section 10.8(f), be equal to:

(A) 100% of the Covered Litigation Damages up to the Threshold Amount set forth on Schedule 10.8;

(B) the percentage of each dollar of the Covered Litigation Damages greater than the threshold amount set forth on Schedule 10.8; and

(C) 100% of the aggregate of the Covered Litigation Costs and Covered Litigation Damages in excess of the Company’s Maximum Liability.

(ii)         The Company’s payment obligation shall be the percentage set forth on Schedule 10.8 of (x) all Covered Litigation Costs and (y) each dollar of the Covered Litigation Damages greater than the threshold amount set forth on Schedule 10.8, provided however, that the maximum amount payable by the Company for the aggregate of the Covered Litigation Damages and Covered Litigation Costs, shall be the amount set forth on Schedule 10.8 (the “Company’s Maximum Liability”).

(f)          Covered Litigation Cap Post Loral Change in Control. Following such time as any Person (other than MHR Fund Management LLC and its Affiliated funds) acquires beneficial ownership (within the meaning of Section 13 of the Exchange Act) of a majority of the voting common stock of Seller or there is a sale of all or substantially all of Seller’s assets in a single or series of transactions (“Seller Change of Control”), the maximum liability of Seller for Covered Litigation Costs and Covered Litigation Damages for indemnification pursuant to this Section 10.8 subsequent to such date shall be the amount set forth on Schedule 10.8.

(g)          Timing of Payments. The Company shall make the payments required to be made by it to the Seller hereunder within 30 days of determination or agreement to the Covered Litigation Costs or Covered Litigation Damages, as the case may be.

(h)          Counterclaims and Counter-Suits. To the extent that there is a recovery by the Company or Seller under the counterclaims or countersuits relating to the Covered Litigation, such recovery shall be applied first to reimburse the parties for their Covered Litigation Costs and Covered Litigation Damages pro rata based on the amount of Covered Litigation Costs and Covered Litigation Damages incurred, and any net recovery after such reimbursement shall be paid to the Company.

(i)          Definition. For the purpose hereof,

“Covered Litigation Damages” means the following: (a) with respect to a settlement of the Covered Litigation pursuant to the terms of this Agreement: (i) any amount paid and the discounted present value (discounted at the rate of 6.5% per annum) of any amounts agreed to be paid in the future as part of any settlement (such as royalties), (ii) any discount as determined pursuant to Schedule 10.8, (iii) (x) any impairment or writedown in accordance with GAAP of any orbital receivable, and (y) all remediation and modification costs with respect to satellites constructed, being constructed or to be constructed pursuant to any satellite construction contract, (b) the following with respect to a final and non-appealable Order relating to the Covered Litigation: (i) all damages awarded in such Order, (ii) all costs to the Company resulting from any injunction granted in such Order, including (x) any impairment or writedown in accordance with GAAP of any orbital receivable, and (y) all remediation and modification costs with respect to satellites constructed, being constructed or to be constructed pursuant to any satellite construction contract, (c) all losses or damages incurred by the Company as a result of claims against the Company by any Person pursuant to any satellite construction contract as a result of such Order or settlement, and (d) all remediation and modification costs for remediations or modifications with respect to satellites being constructed or to be constructed requested by Seller prior to a settlement or Order with respect to the Covered Litigation and undertaken by the Company; the Company shall reasonably cooperate with any such request in good faith, it being understood that the Company shall not be required to take any action requiring customer consent unless such consent is obtained.

“Covered Litigation Costs” means the reasonable legal fees incurred in the defense and prosecution of the Covered Litigation, including reasonable costs and expenses of all attorneys, consultants and experts after the Closing Date.

Section 10.9.          Indemnification Payments; Escrow.

(a)          To the extent permitted by applicable Legal Requirement, any payment pursuant to this Article X shall be treated as an adjustment to the Purchase Price for Tax purposes.

(b)          Any payment by Purchaser required pursuant to this Article X shall be made by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing.

(c)          Any payment by Seller required pursuant to this Article X, Section 2.4 or Schedule 12.2(a), as to which either Seller has agreed or which has been determined by Order that Purchaser is entitled to, shall be made by offsetting an equal principal amount of the Land Note from the latest remaining maturity. If the remaining principal amount of the Land Note is less than the payment due from Seller, the amount of such deficiency shall be paid by Seller by wire transfer of immediately available funds to such account or accounts as the Purchaser shall designate in writing.

(d)          If at the time that any payment is due on the Land Note, Purchaser has submitted a Claims Notice or an invoice pursuant to Section 2.4 or Schedule 12.2(a) (the “Claim Amount”) which remains unresolved, then:

(i)          if the indemnification claim to which the Claims Notice or Claim Amount relates is not subject to the Liability Cap, and the amount of the indemnification claim asserted by the Purchaser in the Claims Notice or Claim Amount exceeds the remaining unpaid principal amount on the Land Note, then Purchaser shall make that portion of the payment on the Land Note equal to the excess of the indemnification claim over the remaining unpaid principal amount of the Land Note to a third-party escrow agent reasonably acceptable to both Purchaser and Seller; the escrow agent shall hold such payment, pursuant to an escrow agreement reasonably acceptable to Purchaser and Seller, until such escrow agent receives joint written instructions to release such amount or is Ordered to release such amount (the “Escrow Arrangements”);

(ii)         if the indemnification claim to which the Claims Notice or Claim Amount relates is subject to the Liability Cap and is made during the applicable survival period, and (I) the lesser of (x) the amount of the indemnification claim asserted by the Purchaser in the Claims Notice or Claim Amount (y) an amount equal to: (A) the Liability Cap, minus (B) all previous indemnifications made or deemed made with respect to indemnification claims subject to the Liability Cap, minus (C) all amounts held pursuant to Escrow Arrangements with respect to indemnification claims subject to the Liability Cap, and (II) such lesser amount exceeds the remaining unpaid principal amount of the Land Note, then (III) Purchaser shall make that portion of the payment on the Land Note up to the amount of the excess set forth in (II) above pursuant to the Escrow Arrangements.

Section 10.10.         Exclusivity. Following the Closing, the indemnities provided for in Article X hereof shall be the exclusive remedies of the parties hereto and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, other than payment of the Purchase Price (but not any such covenants or agreements to the extent they are by their terms to be performed after the Closing Date), and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

ARTICLE XI.
TERMINATION PRIOR TO CLOSING

Section 11.1.          Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)          by Purchaser or Seller in writing, if there shall be any Order, which prohibits or restrains Purchaser and/or Seller from consummating the transactions contemplated hereby; provided, however, that each of Purchaser and/or Seller, as the case may be, shall have used its reasonable best efforts to have vacated, lifted, reversed or overturned any such Order;

(b)          by Purchaser or Seller in writing, after the day that is 150 days following the date hereof (such day, the “Outside Date”) if the Closing shall not have taken place by the Outside Date, provided that each party’s right to terminate this Agreement under this Section 11.1(b) shall not be available if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to take place on or before the Outside Date and such action or failure constitutes a breach of this Agreement;

(c)          at any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser;

(d)          by Seller, if any of the Purchaser Parties shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied and either (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) twenty (20) days following notice of such breach and (y) the Outside Date, provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(e)          by Purchaser, if Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied and either (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) twenty (20) days following notice of such breach and (y) the Outside Date, provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 11.2.          Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, and there shall be no liability or obligation hereunder on the part of Seller, the Company or the Purchaser Parties, or any of their respective directors, officers, employees, Affiliates, agents, representatives, successors or assigns except (a) for the provisions of this Agreement relating to the obligations of the parties hereto to keep confidential and not to use certain information and data obtained from the other parties hereto, (b) for the provisions of ARTICLE XIII and this Section 11.2, which shall survive any such termination and (c) for breach of any covenant contained in this Agreement prior to termination.

ARTICLE XII.
EMPLOYEES

Section 12.1.          Employee Matters.

(a)          Purchaser and the Company agree that, following the Closing, each Employee who is employed by Purchaser or its Affiliates immediately after the Closing Date shall be provided by Purchaser or its Affiliates, for a period extending until the earlier of the termination of such Employee’s employment with Purchaser and its Affiliates and the second December 31st following the Closing Date, with base compensation and benefits that are no less favorable in the aggregate than the base compensation and benefits provided by Seller and its Subsidiaries to such Employee immediately prior to the date of this Agreement. Nothing in this Agreement shall require Purchaser or any of its Affiliates to continue to employ any particular Employee following the Closing Date, or shall, provided the provisions herein are complied with, be construed to prohibit Purchaser or any of its Affiliates from amending or terminating any Company Benefit Plan, Assumed Benefit Plan or other benefit plan following the Closing; provided that the Purchaser and its Affiliates shall not prior to the end of the calendar year in which the Closing occurs (i) terminate or freeze benefit accruals under the Space Systems/Loral, Inc. Pension Plan, (ii) terminate or materially reduce benefits in any Company Benefit Plan or Assumed Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), a qualified profit sharing plan, or a nonqualified profit sharing plan or cause any Employee to cease participation in any such plan (other than voluntarily or on account of a termination of employment), or (iii) terminate or materially reduce potential payments under the Space Systems/Loral Performance Incentive Bonus and Program Performance Bonus.

(b)          For purposes of an eligible Employee’s participation in employee benefit plans, policies, programs, or arrangements maintained by Purchaser or its Affiliates after the Closing (each, a “Purchaser Plan”), each such Employee shall be given credit for all service with Seller and its Affiliates (and any predecessor employer for which Seller credited service) to the same extent as such service was credited for such purpose by Seller and its Affiliates under the Benefit Plans for purposes of eligibility, vesting, and benefit accrual, other than with respect to accrual under any defined benefit pension plans or that would result in duplication of benefits. As of the Closing Date, Purchaser or the Company, as applicable, shall, or shall cause an Affiliate of Purchaser or the Company, as applicable, to, credit to Employees the amount of vacation time that such Employees had accrued under any applicable Benefit Plan as of the Closing Date. With respect to any Purchaser Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), with respect to each eligible Employee, Purchaser or the Company, as applicable, shall (i) cause there to be waived any pre-existing condition and waiting periods and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Employees during the plan year of the applicable Benefit Plan during which the Closing occurs with respect to similar Benefit Plans.

(c)          Nothing contained in this Article XII shall (i) amend, or be deemed to amend, any Benefit Plan, or (ii) provide any Person not a party to this Agreement with any right, benefit, or remedy with regard to any Benefit Plan or a right to enforce any provision of this Agreement.

(d)          With respect to any Employee whose employment is terminated during the 18 month period immediately following the Closing Date, Purchaser or the Company shall provide, or cause an Affiliate to provide, severance payments and benefits to such Employee equal to the greater of (i) the severance benefits determined in accordance with the applicable Benefit Plan providing for severance benefits to such Employee in effect as of the date of this Agreement and (ii) the severance benefits determined in accordance with Purchaser’s (or an Affiliate’s) severance benefit plan maintained for the benefit of similarly situated employees of Purchaser and/or its Affiliates, in either case taking into account all service with Seller, the Company, Purchaser, and their respective Affiliates in determining the amount of severance benefits payable.

Section 12.2.          Benefit Plan Matters.

(a)          Prior to the Closing, Seller shall take all necessary and appropriate action to (i)  cause the Company to assume sponsorship of and liabilities relating to, the subset of Benefit Plans as set forth on Schedule 12.2(a) (each, an “Assumed Benefit Plan”) and all applicable assets of each such Assumed Benefit Plans, if any (including trusts), and (ii) take such other actions as set forth on Schedule 12.2(a).

(b)          Effective as of the Closing Date, Seller shall take all necessary and appropriate action to cause the Company and its Subsidiaries to withdraw from and cease to be participating employers in each Benefit Plan that is not a Company Benefit Plan or an Assumed Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date.

ARTICLE XIII.
MISCELLANEOUS

Section 13.1.          Publicity. Prior to the public announcement of the Closing, except as may otherwise be required by applicable Legal Requirement, no release or announcement concerning this Agreement or the transactions contemplated hereby shall be made by either party hereto without the prior approval of the other party hereto (with Seller and the Company to be considered one party for purposes of this sentence). The parties hereto shall cooperate with each other in making any release or announcement.

Section 13.2.          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when sent to the recipient by telecopy (confirmed by electronic mail) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to recipient by reputable express courier service (charges prepaid), or (d) upon receipt when sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(i)          if to Seller:

Loral Space & Communications Inc.

600 Third Avenue

New York, New York 10016

Attn.: Avi Katz

Facsimile No.: (212) 338-5320

Email: akatz@hq.loral.com

With a concurrent copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York10019

Attn: Maurice M. Lefkort

Telecopier No.: (212) 728-8111

Email: mlefkort@willkie.com

(ii)         if to the Company:

Space Systems/Loral, Inc.

3825 Fabian Way

Palo Alto, California 94303

Attn: John Rakow

Facsimile No.: (650) 852-7912

Email: Rakow.John@ssd.loral.com

With concurrent copies prior to the Closing to Seller:

(iii)        If to the Purchaser Parties:

MacDonald, Dettwiler and Associates Ltd.

13800 Commerce Parkway

Richmond, British Columbia V6V 2J3

Attn: President

Facsimile No.: (604) 231-2759

Email: twp@mdacorporation.com

With a concurrent copy to:

Farris, Vaughan, Wills & Murphy LLP

Suite 2500 – 700 West Georgia Street

Vancouver, B.C. V7Y 1B3

Attn: Elizabeth J. Harrison, Q.C.

Facsimile No.: (604) 661-9349

Email: eharrison@farris.com

Any party may, by notice given in accordance with this Section 13.2 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

Section 13.3.          Governing Law. This Agreement, and all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including (a) its negotiation, execution, and validity, and (b) any claim or cause of action, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law rules and principles thereof.

Section 13.4.          Exclusive Forum in Designated Courts. Any and all claims arising out of, relating to or in connection with this Agreement or any of the transactions contemplated hereby or the subject matter hereof, shall be brought exclusively in the federal courts in the Southern District of New York, or if such courts lack subject matter jurisdiction, in the Commercial Division of the Supreme Court of the State of New York in the County of New York (or if such court lacks subject matter jurisdiction, in the courts of the State of New York in the County of New York) (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract or otherwise arising out of, relating to or in connection with this Agreement or any of the transactions contemplated hereby or the subject matter hereof in any court other than the Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such the Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Designated Court.

Section 13.5.          Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 13.2 and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 13.6.          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, PROCEEDING OR COUNTER-CLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS.

Section 13.7.          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof without the necessity of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 13.8.          Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 13.9.          Entire Agreement. This Agreement (including any additional agreements contemplated hereby and the Exhibits and the schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto other than the Confidentiality Agreement, which shall survive and remain in full force and effect according to its terms.

Section 13.10.         Schedules. Any information provided in any Schedule hereto is considered disclosed in each and every other Schedule hereto as to which such information is applicable if the applicability to such other Schedule is reasonably apparent from the substance of the disclosure provided. Any disclosure in any Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be “material” or reasonably expected to have a “Material Adverse Effect” shall not be construed against Seller as an assertion by Seller that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material or reasonably expected to have a “Material Adverse Effect.” In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 13.11.         Expenses. Except as otherwise expressly provided in this Agreement, including Section 2.1 hereof, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 13.12.         Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

Section 13.13.         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right, duty or obligation of any party hereunder, may be assigned or delegated (by operation of law or otherwise) by any party (in whole or in part) without the prior written consent of the other parties hereto.

Section 13.14.         No Third Party Beneficiaries. Except as set forth in Section 7.5 and Article X hereof, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 13.15.         Guarantee. MDA hereby absolutely, irrevocably and unconditionally guarantees to the Seller the due and punctual performance and discharge of the obligations of the Purchaser hereunder, including all payment obligations. MDA’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of, or any consent to departure from their Agreement that may be agreed to by the Purchaser. This guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Seller shall not be required to proceed against the Purchaser first before proceeding against MDA hereunder.

Section 13.16.         Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

Section 13.17.         Electronic Signatures and Records. Each party acknowledges that Transaction Documents are “electronic records” for purposes of the Electronic Signatures in Global and National Commerce Act (“E-Sign”) and any state law that is not preempted by E-Sign, and that a manual signature of such party affixed to or contained in any Transaction Document transmitted by facsimile or email (a “Signature”) constitutes an electronic signature for purposes of E-Sign and any state law that is not preempted by E-Sign. Without limiting the generality of the foregoing, each party agrees: (a) not to contest the validity or enforceability of any Transaction Document that contains a Signature or to which a Signature has been affixed (a “Signed Transaction Document”) under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby; (b) that a Signed Transaction Document, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form; and (c) that it will not contest the admissibility of a copy of a Signed Transaction Document under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Transaction Document was not originated or maintained in documentary form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Michael B. Targoff
Name: Michael B. Targoff
Title: Chief Executive Officer and President

SPACE SYSTEMS/LORAL, INC.

By:	/s/ Michael B. Targoff
Name: Michael B. Targoff
Title: Executive Vice President

MDA COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Daniel Friedmann
Name: Daniel Friedmann
Title: President

MACDONALD, DETTWILER AND ASSOCIATES LTD.

By:	/s/ Daniel Friedmann
Name: Daniel Friedmann
Title: President and Chief Executive Officer

Signature Page to Purchase Agreement